                                                                       EXHIBIT 2

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                        ASSET PURCHASE AND SALE AGREEMENT


                                 by and between


                        THE HARVEY ENTERTAINMENT COMPANY,
                            a California corporation,


                              HARVEY COMICS, INC.,
                             a New York corporation,


                                       and


                             BHP PRODUCTIONS, INC.,
                            a California corporation,


                                on the one hand,


                                       and


                               CLASSIC MEDIA, LLC,
                      a Delaware limited liability company,


                                on the other hand



                            Dated as of March 7, 2001



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                        ASSET PURCHASE AND SALE AGREEMENT


         THIS ASSET PURCHASE AND SALE AGREEMENT is made and entered into as of the 7th day of March 2001 (this "Agreement"), by and between THE HARVEY ENTERTAINMENT COMPANY, a California corporation (the "Company"), HARVEY COMICS, INC., a New York corporation and a wholly owned subsidiary of the Company ("HCI"), and BHP PRODUCTIONS, INC., a California corporation and a wholly owned subsidiary of HCI ("BHP"), on the one hand (individually, a "Seller" and, collectively, "Sellers"), and CLASSIC MEDIA, LLC, a Delaware limited liability company ("Purchaser"), on the other hand.

                                 R E C I T A L S

         A. Sellers are engaged in the business (collectively, the "Harvey Entertainment Business") of creating, owning, using, marketing, licensing and otherwise exploiting on a worldwide basis a library of cartoon characters, which include, without limitation, the characters listed on Schedule 1.1A, sometimes referred to as the "Characters," and other Entertainment Related Assets. The Characters do not include any cartoon characters appearing in the films owned by PM Entertainment, which are listed on Schedule 1.1B (the "PM Entertainment Characters"). The PM Entertainment Characters do not include any Characters.

         B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, substantially all of the assets, properties and rights owned or held by Sellers and used in the conduct of the Harvey Entertainment Business (the "Acquisition"), all on the terms and subject to the conditions set forth in this Agreement.

         C. The Board of Directors of the Company and each other Seller has approved this Agreement, upon the terms and subject to the conditions set forth in this Agreement, has determined that the Acquisition and the other transactions contemplated hereby are advisable and in the best interests of its shareholders and has resolved to recommend that its shareholders approve this Agreement, the Acquisition and the other transactions contemplated hereby. In addition, the shareholder of each Seller (other than the Company) has approved this Agreement, the Acquisition and the other transactions contemplated hereby.

         D. Pursuant to that certain Escrow Agreement dated as of August 24, 2000 (the "Escrow Agreement"), by and among Purchaser, the Company and Escrow Holder (as defined therein), Purchaser initially deposited with Escrow Holder a deposit of $1,000,000 (which Purchaser agrees to increase to $1,500,000 within fifteen (15) business days after the date of this Agreement, and Purchaser's failure to so increase the Deposit shall be a Purchaser Material Breach for which no notice or cure period shall apply) (such amount, as so increased, without any accrued interest or other earnings thereon, is referred to herein as the "Deposit"). Purchaser and the Company are also parties to a Letter of Intent dated August 24, 2000 (as amended by an amendment to Letter of Intent dated September 28,

2000, the "August 24 Letter of Intent"), all action on which shall be stayed pending the completion of the Acquisition, subject to the provisions of Article VIII.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and other promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                PURCHASE AND SALE OF ASSETS; LIABILITIES; CLOSING

         Section 1.1 Purchase and Sale of Harvey Entertainment Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey, grant and deliver to Purchaser, and Purchaser shall purchase from Sellers, free and clear of any and all Liens (other than the Permitted Liens (as defined in Section 3.6(a)) and the Assumed Liabilities that Purchaser will assume hereunder), the following assets, properties and rights owned or held by Sellers and used in the conduct of the Harvey Entertainment Business (such assets, properties and rights described in this Section 1.1, other than the Retained Assets, being collectively referred to herein as the "Harvey Entertainment Assets"), including, without limitation:

                  (a) Entertainment Related Assets. All Entertainment Related Assets, including, without limitation, the Characters listed on Schedule 1.1A and the copyrights, trademarks, Physical Properties, Rights and other Entertainment Related Assets listed on Schedules 3.7(b)(i) through 3.7(b)(iii);

                  (b) Cash Proceeds. Cash proceeds derived from any source with respect to the Harvey Entertainment Assets or the Harvey Entertainment Business collected or received on or after February 1, 2001, other than cash proceeds derived from the License Agreements listed on Schedule 1.2(b) and the cash in transit referred to in Section 1.2(d);

                  (c) Assigned Contracts. All contracts, licenses, agreements, commitments, understandings and arrangements related primarily to the Harvey Entertainment Assets or the conduct of the Harvey Entertainment Business, including, without limitation, the contracts, licenses and agreements that are listed or described on Schedule 1.1(c) (collectively, including the Acquisition Agreements, License Agreements, Underlying Agreements and other agreements covered by the definition of Entertainment Related Assets in clause (a) above, the "Assigned Contracts") and the rights of Sellers thereunder;

                  (d) Assigned Receivables. All accounts, notes and other receivables, including, without limitation, all overages and accounts receivable that have been classified as bad debts, and other rights to payment of money, and any evidences thereof, relating primarily to the Harvey Entertainment Assets or arising primarily out of the conduct of the Harvey Entertainment Business, whether or not existing on the Closing Date, other than the Retained Receivables (collectively, the "Assigned Receivables");

                  (e) Prepaid and Other Assets. Any prepaid expenses, deposits and similar assets relating to the Harvey Entertainment Assets;

                  (f) Claims. All of Sellers' rights, claims, credits, causes of action or rights of setoff against third parties relating primarily to any Harvey Entertainment Assets or the conduct of the Harvey Entertainment Business, including, without limitation, audit rights against third parties, whether arising prior to, on or after the Closing Date, including, without limitation, any and all proceeds arising from the Company's audit adjustment claim against Universal with respect to unpaid royalties due to the Company in connection with Universal's licensing and merchandising for the character "Casper" and, in connection therewith, Purchaser shall bear any payments due from the Company to Universal regarding past licensing and merchandising for the character "Casper" as provided in Section 1.3(d);

                  (g) Licenses. Any transferable licenses, permits and other authorizations issued by any Governmental or Regulatory Authority affecting the use of any Harvey Entertainment Assets or necessary for the conduct of the Harvey Entertainment Business;

                  (h) Warranties. All rights of Sellers under express or implied warranties from vendors given to Sellers with respect to any Harvey Entertainment Assets, to the extent the same may be assigned;

                  (i) Files and Records. All original copies of books, records and accounts, files, legal files and related correspondence, databases and papers of Sellers, whether in hard copy, electronic format or another medium, relating to the Harvey Entertainment Assets or the conduct of the Harvey Entertainment Business (except for those assets that relate primarily to the Retained Assets), including, without limitation, style books, sales and promotional materials, correspondence files, proprietary software (including all source code, object code, firmware, development tools, files, records and data and all media on which any of the foregoing is recorded), supplies, merchandise and product samples, price lists, pricing records and related schedules, and any information relating to Taxes imposed on the Harvey Entertainment Assets;

                  (j) Harvey Domain Names. The Harvey name and website, including the Harvey Domain Names; and

                  (k) Goodwill. All goodwill associated with the foregoing assets, properties and rights and the Harvey Entertainment Business.

         Section 1.2 Retained Assets. In addition to the assets, properties and rights excluded from the definition of Harvey Entertainment Assets in Section 1.1, Sellers are not selling, and Purchaser is not purchasing, any of the following assets, properties or rights, all of which shall be retained by Sellers (collectively referred to herein as the "Retained Assets"):

                  (a) Any assets, properties or rights that are not used primarily in the conduct of the Harvey Entertainment Business, including, without limitation, the assets, properties and rights used primarily in the conduct of the film business of Pepin/Merhi




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Entertainment Group, Inc., a California corporation ("PM Entertainment") and a wholly owned subsidiary of the Company;

                  (b) The License Agreements regarding the film "Casper's Haunted Christmas", and the film "Baby Huey's Great Easter Adventure" (and all proceeds and accounts receivable relating thereto (including, without limitation, the Retained Receivables and all overages)) for which deal memos or executed agreements were either in negotiation, pending, entered into or renewed prior to February 1, 2001, all as listed on Schedule 1.2(b);

                  (c) The accounts, notes and other receivables, and other rights to payment of money, of Sellers arising under the License Agreements listed on Schedule 1.2(b), including, without limitation, those listed on
Schedule 1.2(c) (the "Retained Receivables");

                  (d) Any cash on hand, and cash in transit from Hearst Entertainment in the amount of up to $229,825, and in bank accounts of Sellers and Sellers' rights in and to any capital stock and other equity interests in third parties;

                  (e) Any pensions or profit sharing plans, and the assets thereof, and all other employee benefit plans or arrangements and the assets thereof;

                  (f) Any real property and leases of, and other interests in, real property of Sellers, including, without limitation, deposits relating thereto;

                  (g) Any capital stock or other equity interests of Sellers or any of their Affiliates;

                  (h) All securities and equipment in the various Company subsidiaries (including, without limitation, PM Entertainment, Inferno Acquisition Corp., Sunland Studios, Inc., BHP, HCI, Firetrap, Inc., Shadow Hills Post LLC and Harvey Fashions LLC), all filmed entertainment properties owned by PM Entertainment, and the films "Layover" and "Roxanne's Best Christmas;"

                  (i) Any rights with respect to Sellers' employees or any employee benefit plans of Sellers;

                  (j) Any insurance policies insuring Sellers against liability with respect to their businesses or assets;

                  (k) The Settlement Agreement and Mutual General Release dated as of December 15, 2000, between the Company and Rick Mischel (the "Mischel Settlement Agreement");

                  (l) Any Tax Returns of Sellers, any rights to or claims for refunds or rebates of Taxes for periods ending on or prior to the Closing Date, and the benefits of any net operating loss carryforwards, carrybacks or other credits of Sellers, whether or not attributable to the Harvey Entertainment Business; or




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                  (m) Any assets used in connection with the corporate
organizational functions of Sellers (including furniture and fixtures and other tangible personal property not primarily related to the Harvey Entertainment Assets or the Harvey Entertainment Business), the corporate charter, taxpayer and other identification numbers, corporate seals, minute books and stock transfer books and personnel files, whether or not used for the benefit of the Harvey Entertainment Business.

         Section 1.3 Assumed Liabilities. At the Closing, Purchaser shall deliver to Sellers the Instrument of Assignment and Assumption pursuant to which Purchaser shall assume and agree to discharge the following (and only the following) liabilities and obligations of Sellers (the "Assumed Liabilities") in accordance with their respective terms and subject to the respective conditions thereof:

                  (a) Payments due to Columbia/TriStar in respect of the film "Baby Huey's Great Easter Adventure" (to be capped at $180,000), including the reimbursement to Sellers of any such amounts paid by Sellers to Columbia/TriStar between February 1, 2001 and Closing (to be reimbursed or prorated at the Closing upon presentation of documentation for such expenses);

                  (b) All other liabilities or obligations (capped at $100,000 in the aggregate) in respect of the Harvey Entertainment Assets or the Assigned Contracts agreed to or committed to prior to February 1, 2001, including existing licensing arrangements, development deals, and credit commitments, and including (i) $25,000 due to a writer for the next "Casper" direct-to-video production, (ii) unpaid residuals owing regarding the film "Baby Huey's Great Easter Adventure" of approximately $65,000 and (iii) net obligations (equal to $0) owed to a writer with respect to a "Richie Rich" screenplay for the Warner Brothers pilot, net of the Warner Brother's reimbursement of the same which is being assigned to Purchaser hereunder as an Assigned Receivable;

                  (c) Any Royalties and Participations, Guild Payments and other third-party payments arising in the generation of the Assigned Receivables (payment of which prior to the Closing may be made by Seller if due and payable and accounted for as a Proration Adjustment);

                  (d) Any liabilities for the audit adjustment, if any, due from the Company to Universal regarding past licensing and merchandising for the character "Casper" as set forth in Section 1.1(f);

                  (e) Obligations under the Mischel Settlement Agreement arising on or after the Closing (not to exceed $11,300 per month and ending April 25, 2003), and fifty percent (50%) of such obligations with respect to the period between March 1, 2001 and Closing (such fifty percent (50%) to be paid at the Closing as a Proration Adjustment), it being understood that such Mischel Settlement Agreement shall not be an Assigned Contract (in the event that payments under the Mischel Settlement Agreement are accelerated, other than due to a default by Purchaser of its obligations under this clause (e) after the Closing (which default shall be the subject of indemnification hereunder), Purchaser shall continue to




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pay an amount not to exceed $11,300 per month through April 25, 2003 to Sellers, and Sellers shall be responsible for paying the accelerated amounts to Mr. Mischel when due);

                  (f) $10,000 per year salary and contract of Sid Jacobson, a lifetime consultant to the Company (paid on and after Closing);

                  (g) $5,000 per year salary and contract of Seymour Reit, a lifetime consultant to the Company (paid on and after Closing);

                  (h) Delivery costs for the Harveytoons Entertainment Assets (limited to $150,000, including delivery costs for Purchaser and Swen), and if Sellers have previously paid a portion of this amount, Sellers shall be reimbursed for such payments at the Closing;

                  (i) All liabilities and obligations of Sellers accruing or arising on or after February 1, 2001, relating to:

                           (i) the rental and other charges payable with respect to the storage at off-site storage facilities of Entertainment Related Assets with respect to the time period on and after February 1, 2001 (estimated to be approximately $1,600 per month);

                           (ii) the Assigned Contracts (including, for the avoidance of doubt, the obligation to repurchase returned video cassette and DVD units from Universal of the film "Casper's Haunted Christmas") but not any other expenses or obligations incurred or arising thereunder prior to February 1, 2001, except as set forth in
         Section 1.3(b);

                  (j) Except as otherwise provided herein, all costs and expenses of maintaining or preserving the intellectual property included in the Entertainment Related Assets on or after February 1, 2001;

                  (k) Guild liens in respect of the Harvey Entertainment Assets; and

                  (l) All liabilities in respect of Taxes for which Purchaser is liable pursuant hereto.

         Section 1.4 Retained Liabilities. Notwithstanding Section 1.3, Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Sellers not expressly and specifically assumed by Purchaser as an Assumed Liability (all such liabilities and obligations not being assumed being herein called the "Retained Liabilities"). Without limiting the generality of the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

                  (a) any intercompany payables and other liabilities or obligations among the Sellers and their Affiliates;

                  (b) any costs and expenses incurred by Sellers incident to their negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein and therein (except as otherwise specifically provided herein);

                  (c) any debts, liabilities and obligations in respect of any Retained Assets;

                  (d) any liabilities in respect of the claims or proceedings which are otherwise described or should have been described in Schedule 3.11, which claims or proceedings Sellers shall have the right to dispose of in its discretion;

                  (e) any Royalties and Participations, Guild Payments and other third-party payments arising in the generation of, or attributable to, Retained Receivables collected prior to February 1, 2001, except as otherwise set forth in Section 1.3(b)(ii);

                  (f) all liabilities or obligations of any kind relating to the Harvey Entertainment Business, the Harvey Entertainment Assets and the Assigned Contracts accruing or arising out of, or based upon, events, facts, circumstances, occurrences or developments in existence or that occurred prior to February 1, 2001, except to the extent such liabilities expressly constitute an Assumed Liability;

                  (g) any liabilities and obligations related to, associated with or arising out of (i) the occupancy, operation, use or control of any of the Harvey Entertainment Assets prior to February 1, 2001, (ii) all costs and expenses of maintaining or processing the intellectual property included in the Entertainment Related Assets prior to February 1, 2001, and (iii) the operation of the Harvey Entertainment Business prior to February 1, 2001;

                  (h) any liabilities or obligations relating to or owed to employees of Seller, including, without limitation, severance, COBRA, insurance or other obligations in connection with the termination of their employment with Seller;

                  (i) Any Taxes of Sellers (or any of them) arising out of or relating to the Harvey Entertainment Assets or the Harvey Entertainment Business (it being understood that Purchaser shall be liable for Taxes attributable to Assigned Receivables and other amounts received by Purchaser);

                  (j) Any liabilities, obligations, penalties, costs or expenses arising out of any action taken against Sellers or the Harvey Entertainment Assets by any Governmental or Regulatory Authority; and

                  (k) Any debts, claims, liabilities, obligations or expenses that arise out of, or are based upon, any action or inaction on the part of any Seller or any Affiliate of Sellers, including, without limitation, breach of contract, negligence, willful misconduct, bad faith, violation of Laws or failure to take action that is required to be taken, whether or not such action or inaction related to the Harvey Entertainment Assets or the Harvey Entertainment Business and whether or not such debt, claim, liability, obligation or expense arose prior to, on or after February 1, 2001, except for such actions alleging that this Agreement or the Acquisition constitutes an impermissible transfer of an Assigned Contract, if such Assigned Contract was identified as one for which consent was required, and Purchaser determined to




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consummate the Acquisition without such consent, in which case such debts, claims, liabilities, obligations or expenses shall be borne by Purchaser.

         Section 1.5 Closing. The closing of the Acquisition (the "Closing") shall occur at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067, at 9:00 a.m. (Los Angeles time), on a date that is not later than the fifth business day following the date that the Acquisition and the other transactions contemplated hereby shall have been duly approved by the requisite vote or consent of the Company's shareholders, or such other date and time as the Company, on behalf of itself and the other Sellers, and Purchaser may agree in writing (the "Closing Date"), subject to Article VIII.

                                   ARTICLE II.
                                 PURCHASE PRICE

         Section 2.1 Purchase Price. As full consideration for the Harvey Entertainment Assets, Purchaser shall pay to the Company, on behalf of itself and the other Sellers, in accordance with Section 2.2, an amount (the "Purchase Price") equal to $16,000,000, minus the Assigned Receivables Collection Amount, and shall assume the Assumed Liabilities. Sellers acknowledge that payment of the Purchase Price to the Company shall be in full satisfaction of all payments due to Sellers hereunder.

         Section 2.2 Payment of Purchase Price. The Purchase Price shall be payable at the Closing as follows:

                  (a) The Company and Purchaser shall execute and deliver to the Escrow Holder joint written escrow directions, in form and substance satisfactory to Purchaser and the Company (the "Joint Escrow Directions"), instructing the Escrow Holder to release (i) to the Company, on behalf of itself and the other Sellers, the aggregate amount of the Deposit (i.e., $1,500,000) and (ii) to Purchaser, the interest and other earnings accrued on the Deposit, if any; and

                  (b) Purchaser shall pay to the Company, by wire transfer of immediately available funds to a bank account designated by the Company at least two (2) business days prior to the Closing Date, an amount equal to (i) $14,500,000, minus (ii) the Assigned Receivables Collection Amount, plus or minus (iii) the Proration Adjustment.

         Section 2.3 Assigned Receivables Collection Amount. The parties acknowledge that, at the Closing, Purchaser is purchasing from Sellers any and all Assigned Receivables and that Sellers (or any of them) may have collected or received or may collect or receive, on or after February 1, 2001, and prior to the Closing, proceeds or other amounts owing on, or on account of, the Assigned Receivables. To the extent that Sellers (or any of them) have collected or received on or after February 1, 2001, and prior to the Closing any proceeds or other amounts, or property, owing on, or paid on account of, any Assigned Receivables, the Purchase Price to be paid by Purchaser at the Closing shall be reduced by an amount (the "Assigned Receivables Collection Amount") equal to the amount of such proceeds or other amounts, or the value of such property (determined in good faith by the Board of Directors of the Company and Purchaser), so collected and received by Sellers. The Company shall from time to time deliver to Purchaser a schedule listing the Assigned Receivables collected on and after February 1, 2001.

         Section 2.4 Prorations. Any income, revenue, collections, proceeds, liabilities, costs, Taxes or expenses with respect to the Harvey Entertainment Assets shall be appropriately prorated as of February 1, 2001 (except as another date is otherwise specifically provided for in Article I), by the Company, on behalf of itself and the other Sellers, and Purchaser prior to the Closing (without duplication). At the Closing, the Company, on behalf of itself and the other Sellers, and Purchaser shall adjust the cash portion of the Purchase Price payable pursuant to Section 2.2(b) as a result of such proration adjustments (the "Proration Adjustment").

         Section 2.5 Purchase Price Allocation. As soon as practicable after the date hereof but prior to the Closing, Purchaser shall deliver to the Company a written estimate of allocation of the Purchase Price among the Harvey Entertainment Assets. The parties shall use reasonable good faith efforts to mutually agree upon a final allocation schedule of the Purchase Price and the Assumed Liabilities among the Harvey Entertainment Assets, recognizing that the overwhelming preponderance of the value of the Harvey Entertainment Assets is in the intellectual property assets and the Assigned Receivables being purchased by Purchaser hereunder. If the parties fail to reach agreement on the final allocation schedule, the parties shall engage an appraisal firm to determine such final allocation schedule (which determination shall be binding on the parties). Purchaser and Sellers will each make available to the appraisal firm such personnel and such information, books and records as may be reasonably required by the appraisal firm to make its final allocation. The cost of any appraisal shall be borne equally between Purchaser, on the one hand, and Sellers, on the other. The parties agree that (a) the final allocation schedule shall be consistent with and governed by Section 1060 of the Internal Revenue Code (including IRS Form 8594 or any other forms and reports required to be filed pursuant to Section 1060 of the Internal Revenue Code or any comparable provision of state, local or foreign law for filing by each) and (b) each party will file all Tax Returns and determine all Taxes (including, without limitation, for purposes of Section 1060) in accordance with and based on such final allocation, and neither will take any position that is inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise.

         Section 2.6 Sales and Use Tax. Purchaser shall be responsible for, and shall pay, all sales, transfer, use and similar Taxes incurred in connection with the purchase and sale of the Harvey Entertainment Assets. Tax Returns required to be filed in respect of transfer Taxes shall be prepared and timely filed by Purchaser, but shall be delivered to Sellers at least five (5) business days before filing for Sellers' review.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         In order to induce Purchaser to enter into this Agreement and to purchase the Harvey Entertainment Assets, Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

         Section 3.1 Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and has full power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties, including, without limitation, the Harvey Entertainment Assets.

         Section 3.2 Authority Relative to Agreement.

                  (a) Each Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.

                  (b) The execution and delivery by each Seller of this Agreement and the Transaction Documents to which such Seller is or will be a party and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller, subject only, in the case of the Company, to the receipt of shareholder approval as described in the first sentence of Section 3.2(e). Without limiting the generality of the foregoing, the Board of Directors of each Seller has duly and validly authorized and approved the execution, delivery and performance of such Seller's obligations under this Agreement and each other Transaction Document to which such Seller is a party, has determined that the Acquisition and the other transactions contemplated hereby are advisable and in the best interests of its shareholders and has resolved to recommend to its shareholders that they or it, as the case may be, approve this Agreement, the Acquisition and the other transactions contemplated hereby. The sole shareholder of each of HCI and BHP has duly and validly authorized and approved this Agreement, the Acquisition and the other transactions contemplated hereby in accordance with the California General Corporation Law. No state takeover statute or similar statute or regulation applies to the transactions contemplated by this Agreement.

                  (c) This Agreement has been, and at the Closing the other Transaction Documents will be, as applicable, duly and validly executed and delivered by each Seller that is a party thereto and, assuming the due authorization, execution and delivery hereof (and, in the case of the Transaction Documents to which Purchaser is a party, thereof) by Purchaser, this Agreement constitutes, and at the Closing the other Transaction Documents will constitute, a legal, valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                  (d) The Company directly owns beneficially and of record all of the outstanding capital stock of HCI and of BHP.

                  (e) The affirmative vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a single class, and (ii) the holders of at least a majority of the outstanding shares of Company

Common Stock voting together as a single class with all outstanding shares of Series A Preferred Stock and Series B Preferred Stock (with each share of Preferred Stock being entitled to the number of votes equal to the number of shares of Company Common Stock into which such shares of Preferred Stock may be converted at such time), are the only votes of the holders of any class or series of Company securities necessary to approve this Agreement, the Acquisition and the other transactions contemplated hereby on behalf of the Company. The affirmative vote or written consent of the Company is the only vote of the holders of any class or series of HCI securities necessary to approve this Agreement, the Acquisition and the other transactions contemplated hereby on behalf of HCI. The affirmative vote or written consent of the Company is the only vote of the holders of any class or series of BHP securities necessary to approve this Agreement, the Acquisition and the other transactions contemplated hereby on behalf of BHP.

         Section 3.3 No Conflict. Except as set forth on Schedule 3.3, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party do not, and the performance by such Seller of its obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of the articles of incorporation or bylaws of such Seller, as amended through the date hereof;

                  (b) conflict with or result in a violation or breach of any Law applicable to such Seller or any of its assets or properties; or

                  (c) except as would not have a Material Adverse Effect, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to,
(iv) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under,
(v) result in the creation or imposition of (or the obligation to create or impose) any Lien upon such Seller or any of its assets and properties under or
(vi) result in the loss of any material benefit under any Assigned Contract.

         Section 3.4 Consents and Approvals. Except as set forth in Schedule 3.4 or where any Seller's failure to obtain such consent would not have a Material Adverse Effect, no consent, approval, authorization or permit of, or filing with or notice to, any Governmental or Regulatory Authority or other Person is required in connection with the execution, delivery or performance by any Seller of this Agreement and the other Transaction Documents or the consummation of the Acquisition or the other transactions contemplated hereby or thereby.

         Section 3.5 [Intentionally Deleted]

         Section 3.6 Title to Properties; Liens and Encumbrances.

                  (a) Except as set forth in Schedule 3.6, (i) Sellers collectively have good and marketable title to the Harvey Entertainment Assets and (ii) the Harvey Entertainment Assets are not subject to any Liens, except for (A) applicable Guild Liens listed on Schedule 3.6(b) and (B) obligations or restrictions on use contained in the Assigned Contracts (clauses (A) and (B) being collectively referred to as the "Permitted Liens") and (C) the Chase Lien, which will be terminated prior to or at the Closing. There are no leases, subleases, conditional sales contracts or similar agreements constituting any Harvey Entertainment Assets or that relate primarily to the Harvey Entertainment Business.

                  (b) At the Closing, Purchaser will acquire good, valid and marketable title to the Harvey Entertainment Assets, free and clear of any and all Liens (other than the Permitted Liens). No Person other than Sellers owns or controls, or has any interest in, any material Harvey Entertainment Assets other than, with respect to the Assigned Contracts, Persons (other than Sellers) that are parties thereto. The Harvey Entertainment Assets constitute substantially all of the assets, properties and rights owned or held by Sellers and their Affiliates and used in the conduct of the Harvey Entertainment Business, and there are no other material assets, properties or rights used in the operation of the Harvey Entertainment Business that will not be sold to Purchaser hereunder, other than the Retained Assets. Immediately following the Closing, Purchaser will own or lawfully possess substantially all assets, properties and rights reasonably required to enable Purchaser to conduct the Harvey Entertainment Business as it has been conducted by Seller. Except with respect to the Assigned Contracts and the License Agreements described in Schedule 1.2(b), no Seller is bound by any contract, license, agreement or arrangement that restricts it, nor is any Seller otherwise restricted in any material respect, from exploiting the Harvey Entertainment Assets or carrying on the Harvey Entertainment Business or any part thereof, except as may be expressly set forth in the Assigned Contracts, and no such restriction as to Purchaser will arise as a result of the consummation of the transactions contemplated hereby.

         Section 3.7 Matters Relating to Entertainment Related Assets.

                  (a) Except as set forth in Schedule 3.7(a) (or except as may occur by operation of statute, including pursuant to Section 304 of the Copyright Act of 1976, as amended or equivalent foreign statutes to which the Entertainment Related Assets may be subject, or, with respect to any Assigned Contract, as expressly set forth by its terms), to the best knowledge of
Sellers: (i) each Seller owns good and marketable title to, holds fully valid, enforceable and exclusive licenses of or is otherwise duly authorized to use substantially all rights under all copyrights, trademarks, service marks, trade secrets and other intellectual property used or otherwise exploited by such Seller, including, without limitation, substantially all of (A) the Rights and the exclusive rights to use, duplicate, distribute, merchandise, create derivative works based upon, publicly perform, and publicly display, in any media and by any means, throughout the universe in perpetuity (the extent provided by applicable law), (B) the Entertainment Related Assets, including, without limitation, any and all Literary Properties, Characters (including, without limitation, Casper the Friendly Ghost, Richie Rich, Wendy the Good Witch and Baby Huey), motion pictures, musical compositions, master recordings and other music-related rights, or other works of authorship or artistic works exploited by Sellers, and (C) the exclusive right to use any confidential or proprietary know-how, system or procedure used by such Seller in any media and by any means, throughout the universe in perpetuity; and (ii) each of the Entertainment Related Assets is valid and enforceable except to the extent invalidity or unenforceability would not have a Material Adverse Effect, and none of the Entertainment Related Assets is subject to any material claim, judgment, holding, decision, encumbrance or restriction, including, without limitation, any limitation of Sellers' rights to use, assign or license.

                  (b) Schedule 3.7(b)(i) sets forth a true, correct and materially complete list of all copyright registrations related to the Entertainment Assets. Schedule 3.7(b)(ii) sets forth a true, correct and materially complete list of all trademarks, service marks, trade names, domain names and logos, and all registrations thereof, included in the Harvey Entertainment Assets. Schedule 1.1(c) sets forth a true, correct and materially complete list of all Assigned Contracts, including, with respect to each License Agreement, a summary of certain terms thereof. Sellers have made available to Purchaser true, correct and complete copies of all Assigned Contracts. Schedule 3.7(b)(iii) sets forth a true, correct and complete list (the "Physical Properties Schedule") of each location at which the Physical Properties are held or stored and a description of the nature or type of Physical Properties held or stored thereat and, at the Closing, Purchaser shall have exclusive ownership of such Physical Properties.

                  (c) To the best knowledge of Sellers, the ownership, use or exploitation of the Entertainment Related Assets by any means in connection with the business and operations of Sellers or their Affiliates prior to the Closing does not and will not infringe or misappropriate the rights of any other Person, including, without limitation, any rights relating to defamation, contract, trademark, unfair competition, copyright, trade secret, privacy or publicity. Except as set forth in Schedule 3.7(c), no Seller or any Affiliate of Sellers has received any notice of infringement or misappropriation or other notice of claim relating to any Entertainment Related Asset including, without limitation, oppositions filed in respect to Sellers' trademark applications. Further, to the best knowledge of Sellers, no presently existing assignment, license or other transfer to Sellers of any Entertainment Related Asset or of any rights thereunder is now or will in the future become subject to rescission, cancellation or termination (except as may occur by operation of statute pursuant to Section 304 of the Copyright Act of 1976, as amended, or any equivalent foreign statutes to which the Rights may be subject, or, with respect to any Assigned Contract, as expressly set forth by its terms).

                  (d) All advances, guarantees, Guild Payments, Royalties and Participations, laboratory payments, costs and fees charged by agents and sub-agents, and other amounts or obligations owed, due or payable prior to or on the Closing Date by any Seller, any of its Affiliates or any of its predecessors-in-interest pursuant to or under the Assigned Contracts or otherwise in respect of the Entertainment Related Assets have been, or at the Closing will have been, fully and accurately accounted for, and if due, paid and discharged, except where challenged by Sellers in good faith by appropriate proceedings. (This representation shall not affect the calculation of the Proration Adjustment.)

                  (e) Except as set forth in Schedule 3.7(e) and in the Assigned Contracts, there are no Persons that have (or will have) any rights to participate in the development, production, distribution or financing of any Entertainment Related Assets.

                  (f) Except as set forth on Schedule 3.7(f) and in the Assigned Contracts, the consummation of the transactions contemplated hereby will not give any party the right to terminate, or will not result in the termination of, any material Assigned Contract, and the Assigned Contracts and all amounts payable thereunder are freely assignable.

                  (g) Except as set forth in Schedule 3.7(g), each material Assigned Contract (i) has been duly authorized, executed and delivered by Sellers and, to the best knowledge of Sellers, the other parties thereto; (ii) remains in full force and effect in accordance with its express terms; (iii) is binding on the parties thereto in accordance with and to the extent of its terms and applicable Laws; and (iv) is not subject to, and no Seller or any Affiliate of any Seller has received any written notice threatening or declaring, termination as a result of any alleged uncured breach or default or, in the case of any notice, alleged incurred breach or default. No Seller, any Affiliate of any Seller or, to the best knowledge of Sellers, any other Person is in breach or default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Assigned Contract, nor are there any claims by such other Person that would give rise to any right of setoff, dispute or counterclaim.

                  (h) To the best knowledge of Sellers, there has been, and through the Closing there will be, no lapse in coverage with respect to any errors and omissions and/or general liability insurance policies carried by Sellers and their Affiliates.

                  (i) The films entitled "Casper's Haunted Christmas" and "Baby Huey's Great Easter Adventure" are of first class technical quality for broadcast purposes.

         Section 3.8 Compliance with Laws. Sellers have owned, used and operated the Harvey Entertainment Assets in compliance in all material respects with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) and have obtained all material licenses, permits and other approvals of any Governmental or Regulatory Authority that are necessary to the operation of the Harvey Entertainment Business.

         Section 3.9 Absence of Material Changes.  Except as disclosed in
Schedule 3.9, since September 30, 2000:

                  (a) no Seller or Affiliate of Sellers has entered into any contract, commitment or transaction, or incurred any liabilities or other obligations, with respect to the Harvey Entertainment Business outside of the ordinary course of business;

                  (b) no Seller or Affiliate of Sellers has entered into any strategic alliance, joint development agreement or marketing, distribution, licensing or similar agreement in connection with the Harvey Entertainment Business;

                  (c) there has not been any amendment or other modification (or agreement to do so), or violation of the terms, of any Assigned Contract (with respect to violations by any third party, to the knowledge of Sellers);

                  (d) no Seller or Affiliate of Sellers has entered into any contract, agreement or other arrangement pursuant to which any other Person is granted marketing, distribution, licensing or similar rights of any type or scope with respect to any Entertainment Related Assets;

                  (e) no Person has accelerated, terminated, modified or cancelled any Assigned Contract;

                  (f) no claim, action, lawsuit, arbitration or other proceeding has been commenced or, to the best knowledge of Sellers, threatened by or against any Seller, any Harvey Entertainment Assets or any Affiliate of Seller with respect to the Harvey Entertainment Business;

                  (g) there has not been any amendment to the charter, bylaws or similar governing documents of any Seller or any of its Affiliates;

                  (h) there has not been any transfer or grant of any rights or interests in, to or under any Harvey Entertainment Assets;

                  (i) no Seller or Affiliate of Sellers has made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Harvey Entertainment Assets;

                  (j) no Seller or Affiliate of Sellers has made or agreed to make any capital expenditures or other commitments with respect to the Harvey Entertainment Business;

                  (k) no Seller or Affiliate of Sellers has made or agreed to make payment, discharge or satisfaction, in an amount in excess of $25,000, individually, or $50,000 in the aggregate, of any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) with respect to any Harvey Entertainment Assets, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements or under the Assigned Contract pursuant to the express terms thereof;

                  (l) no Seller or Affiliate of Sellers has failed to pay or otherwise satisfy any costs, liabilities or obligations due and payable with respect to the Harvey Entertainment Assets or the Harvey Entertainment Business, except for liabilities that are being contested in good faith by appropriate means or procedures and that, individually or in the aggregate, are immaterial in amount;

                  (m) Sellers have taken all actions reasonably required to procure, maintain, renew, extend or enforce any material Entertainment Related Assets;

                  (n) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any Harvey Entertainment Asset that is material to the Harvey Entertainment Business; or

                  (o) no Seller or Affiliate of Sellers has entered into or approved any contract, arrangement or understanding, or acquiesced in respect of any contract, arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing.

         Section 3.10 Taxes; Tax Returns.

                  (a) Sellers have duly and timely filed all federal, state, local and foreign Tax Returns and other Tax reports required to be filed by each of them, and have timely paid all Taxes that have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of a Lien upon the Harvey Entertainment Assets or create any transferee or other liability upon Purchaser, except such amounts as are being contested diligently and in good faith and described on Schedule 3.10. Sellers have received no notice of, nor do Sellers have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any Taxing Authority that could affect or result in the imposition of a Lien upon the Harvey Entertainment Assets or create any transferee or other liability upon Purchaser. Schedule 3.10 indicates those Tax Returns, if any, of the Sellers that have been audited or examined by any Taxing Authority of any jurisdiction within the past five (5) years, and indicates those Tax Returns of the Sellers that currently are the subject of audit or examination in connection with assessing additional Taxes against or in respect of the Harvey Entertainment Assets. Sellers shall not be liable for a breach of this Section 3.10(a) to the extent that such breach does not affect Purchaser's use and enjoyment of the Harvey Entertainment Assets.

                  (b) The Harvey Entertainment Assets are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes.

                  (c) Within the past five (5) years, no claim has been made by a Taxing Authority of any jurisdiction in which the Sellers do not file Tax Returns that Sellers are or may be subject to taxation by that jurisdiction in respect of the Harvey Entertainment Assets or the Harvey Entertainment Business. Sellers shall not be liable for a breach of this Section 3.10(c) to the extent that such breach does not affect Purchaser's use and enjoyment of the Harvey Entertainment Assets.

         Section 3.11 Litigation. Except as set forth in Schedule 3.11, there is no claim, action, suit, arbitration or other proceedings pending or, to the best knowledge of Sellers, threatened against or affecting any Harvey Entertainment Assets or the ability of Sellers (or any of them) to consummate the Acquisition or the other transactions contemplated hereby or that could adversely affect the exploitation by Purchaser of any Harvey Entertainment Assets or the conduct of the Harvey Entertainment Business. There are no orders, judgments or decrees of any Governmental or Regulatory Authority applicable to or affecting any Harvey Entertainment Assets or the ability of Sellers (or any of them) to consummate the Acquisition or the other transactions contemplated hereby or that could adversely affect the exploitation by Purchaser of any Harvey Entertainment Assets or the conduct of the Harvey Entertainment Business. No Seller is aware of any facts that give rise or could give rise to a good faith claim by any third party against any Seller with respect to the Harvey Entertainment Assets or the Harvey Entertainment Business.

         Section 3.12 Insurance. Schedule 3.12 sets forth a true, complete and correct list of all general liability, property, directors' and officers' liability and errors and omissions insurance policies that insure the business and operations of Sellers and their Affiliates with respect to the Harvey Entertainment Business or affect or relate to the ownership, use or operation of the Harvey Entertainment Assets. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and no Seller or other Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Sellers have timely filed with its insurers with respect to such policies claims for which it believes it has coverage with respect to all matters set forth on Schedule 3.11 and any other material occurrences. Sellers have no knowledge of any reason or state of facts that could lead to the cancellation or termination of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. No Seller or any Affiliate of Seller has received notice that any insurer under any such insurance policies is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. Sellers shall not be liable for a breach of this Section 3.12 to the extent that such breach does not affect Purchaser's use and enjoyment of the Harvey Entertainment Assets.

         Section 3.13 Books and Records. The minute books, stock ledgers and books of account of Sellers with respect to the Harvey Entertainment Assets and the Harvey Entertainment Business are substantially complete and correct and have been maintained in all material respects in accordance with sound business practices. Sellers shall not be liable for a breach of this Section 3.13 to the extent that such breach does not affect Purchaser's use and enjoyment of the Harvey Entertainment Assets.

         Section 3.14 Powers of Attorney and Suretyships; No Interest. No Seller has any powers of attorney outstanding, or any obligation or liability related to the Harvey Entertainment Assets or the Harvey Entertainment Business as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person, except as endorser to makers of checks or letters of credit, respectively, endorsed or made in the ordinary course of the Harvey Entertainment Business. After the Closing, no Seller and no Affiliate of any Seller will have an interest in the Harvey Entertainment Assets.

         Section 3.15 Proxy Statement. The Proxy Statement shall not, at the time filed with the SEC, as of the date of mailing by the Company to its shareholders or as of the date of the meeting of the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.16 Employee Benefit Plans. There are no Liens against the Harvey Entertainment Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in Schedule 3.16 and except with respect to the Directors Guild of America, the Screen Actors Guild, the Writers Guild of America and any other entertainment-related guilds, no Seller nor any corporation, trade, business or other entity under common control with any Seller, within the meaning of Sections 414(b), (c), (m) or (o) of the Code, or under Section 4001 of ERISA (an "ERISA Affiliate"), is or was obligated to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA. From and after the Closing, Purchaser will have no obligation to contribute to, or any liability in respect of, any "Employee Benefit Plan" (as such term is defined below) sponsored or maintained by any Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate was obligated to contribute. Sellers and their ERISA Affiliates will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner that would cause Purchaser to be deemed a successor employer of such Seller or its ERISA Affiliates within the meaning of Treasury Regulations Section 54.4980B-9 Q&A8(c). For purposes of this Agreement, the term "Employee Benefit Plan" means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA or (b) any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

         Section 3.17 No Brokers. No broker, investment banker, finder or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

         Section 3.18 Solvency. Effective as of the date hereof and immediately following the Closing, each Seller's assets, at a fair valuation, shall exceed the amount of such Seller's debts, at a fair valuation. Both prior to and after the consummation of the Acquisition, Sellers were able to and shall be able to discharge their debts as they became due or become due, as the case may be.

         Section 3.19 Accuracy of Information; Full Disclosure. None of this Agreement, the other Transaction Documents, the Schedules or any certificate delivered by or on behalf of Sellers contains, or will contain when taken as a whole with all such disclosures, any untrue statement of a material fact or omit, or will omit, to state any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers as follows:

         Section 4.1 Organization and Qualification. Purchaser is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware. Purchaser has all requisite limited liability company power and authority to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

         Section 4.2 Due Execution, Delivery and Performance of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party have been duly and validly authorized by all necessary limited liability company and member action on the part of Purchaser. This Agreement has been, and, when executed and delivered at the Closing the other Transaction Documents to which Purchaser is a party will be, duly executed and delivered by Purchaser, and this Agreement constitutes, or when executed and delivered at the Closing the Transaction Documents to which Purchaser is a party will constitute (assuming the due authorization, execution and delivery by Sellers), the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         Section 4.3 Proxy Statement. The information regarding Purchaser contained in the Proxy Statement and provided by Purchaser shall not, at the time filed with the SEC, as of the date of mailing by the Company to its shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.4 No Conflict. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party do not, and the performance by Purchaser of its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation or operating agreement of Purchaser;

                  (b) conflict with or result in a violation or breach of any Law applicable to Purchaser or any of its assets or properties; or

                  (c) (i) conflict with or result in a violation or breach of, or (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under any material contract, agreement, license, indenture, mortgage, credit agreement, guarantee or other document to which Purchaser is a party or by which any of Purchaser's assets is bound.

         Section 4.5 Consents and Approvals. No consent, approval, authorization or permit of, or filing with or notice to, any Governmental or Regulatory Authority or other Person is required in connection with the execution, delivery, or performance by Purchaser of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than those that have been obtained or made.

         Section 4.6 No Brokers. No broker, investment banker, finder or other Person is entitled to any broker's, finder's financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

         Section 4.7 Purchaser Financial Capability. Purchaser has access to sufficient financial resources to complete the Acquisition and the other transactions contemplated hereby.

                                   ARTICLE V.
                         COVENANTS AND OTHER AGREEMENTS

         Section 5.1 Conduct of Business. From February 1, 2001, through the Closing, Sellers shall, and shall cause each of its Affiliates to, carry on the Harvey Entertainment Business in the usual, regular and ordinary course consistent with past practice, pay its liabilities and Taxes when due, pay or perform other obligations when due consistent with Sellers' past practices (other than liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, use all commercially reasonable efforts, and institute all policies required, to (a) keep the Harvey Entertainment Business intact; (b) maintain and preserve the goodwill, business relationships, licenses and franchises of the Harvey Entertainment Business; and (c) maintain in full force and effect all of the existing casualty, liability and other insurance of the Harvey Entertainment Business in amounts not less than those in effect on February 1, 2001. Except as expressly contemplated by this Agreement, from February 1, 2001, through the Closing, no Seller or any Affiliate of Seller shall, without the prior written consent of Purchaser, take or agree in writing or otherwise to take any action that would result in the occurrence of any of the changes enumerated in Section
3.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent such Seller from performing or cause Purchaser not to perform its agreements and covenants hereunder or cause any condition to Purchaser's closing obligations in Article VI not to be satisfied. From February 1, 2001, through the Closing, Sellers shall not do, cause or permit, and shall cause its Affiliates not to do, cause or permit, any of the following with respect to the Harvey Entertainment Business, without the prior written consent of Purchaser, or if the taking of such action would impair or adversely affect the ability of Sellers (or any of them) to consummate the Acquisition or the other transactions contemplated hereby or would adversely affect the ability of Purchaser to exploit the Harvey Entertainment Assets after the Closing:

                  (a) Charter Documents: cause or permit any amendment to its articles of incorporation, bylaws or similar governing documents;

                  (b) Dividends; Changes in Capital Stock: (i) declare, pay or set aside any dividend on, or make any other type of distribution (whether in cash, stock or other property) in respect of, its capital stock, other than, with respect to the Company, the payment of payment-in-kind dividends on the Preferred Stock of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it, or adopt any plan or arrangement with respect to any of the foregoing;

                  (c) Contracts: enter into any contract, license, agreement or commitment with respect to any Harvey Entertainment Assets, or amend, supplement or otherwise modify or waive any of the terms of any Assigned Contract, except that Sellers may enter into agreements with third-party payors of the Retained Receivables solely to modify the payment terms thereof so long as such modifications do not impair Purchaser's rights or benefits under the Assigned Contract;

                  (d) Issuance of Securities: issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock any Seller or any Affiliate of Seller, other than (i) the issuance by the Company of shares of Company Common Stock pursuant to the conversion of outstanding shares of preferred stock of the Company and the exercise of warrants existing as of the date hereof and (ii) grants of Company stock options to employees hired after the date of this Agreement under the Company's stock option plans;

                  (e) Sell or License: sell, assign, license, transfer or otherwise dispose of any Harvey Entertainment Assets or any rights or interests therein, whether or not entered into in the ordinary course of business;

                  (f) Exclusive Rights: enter into, or amend or otherwise modify, any agreement pursuant to which any other Person is granted marketing or other rights of any type or scope with respect to any Harvey Entertainment Assets;

                  (g) Dispositions: sell, assign, lease, license, transfer or otherwise dispose of, or encumber in any manner, any Harvey Entertainment Assets;

                  (h) Indebtedness: incur any indebtedness for borrowed money or guarantee any indebtedness, liability or other obligation, or issue or sell any debt securities or guarantee any debt securities of others, in each case that affects any Harvey Entertainment Assets or the Harvey Entertainment Business;

                  (i) Leases: enter into any operating or capital lease with respect to any Harvey Entertainment Assets;

                  (j) Payment of Obligations: pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) relating to any Harvey Entertainment Assets other than those arising in the ordinary course of the Harvey Entertainment Business;

                  (k) Insurance: reduce the amount of any insurance coverage provided by Sellers' errors and omissions and general liability and property insurance policies existing on the date of this Agreement;

                  (l) Termination or Waiver: terminate or waive any right of material value with respect to any Harvey Entertainment Asset or the Harvey Entertainment Business;

                  (m) Affiliates: enter into any transactions with its Affiliates with respect to the Harvey Entertainment Assets or the Harvey Entertainment Business;

                  (n) Litigation: commence any action, suit or other proceeding other than for the routine collection of bills, or settle any litigation at a cost to any Seller or any of its Affiliates in excess of $25,000 with respect to the Harvey Entertainment Assets, provided that Sellers promptly notify Purchaser of any routine bill collection actions and settlements at or below $25,000;

                  (o) Production: enter into any new production or development contracts, agreements or arrangements with respect to the Harvey Entertainment Assets or the Harvey Entertainment Business, including, without limitation, any production service agreements, co-production agreements, talent contracts, pre-sale agreements, distribution agreements and production financing agreements; or

                  (p) Other: take or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(o) above, or any other action that would prevent any Seller from performing, or cause any Seller not to perform, its covenants and agreements hereunder. Sellers represent and warrant that since February 1, 2001, they have complied with their respective obligations under this Section 5.1.

         Section 5.2 Access to Information. Until the earlier to occur of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, Sellers shall, and shall cause their officers, directors, employees, representatives and agents to (a) give Purchaser and its officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices and other facilities and to all books and accounting and other records of Sellers with respect to the Harvey Entertainment Business, whether located on the premises of the Company or at other locations;
(b) permit Purchaser to make such inspections of the Physical Properties or other Entertainment Related Assets as it may reasonably require; (c) cause its officers to furnish Purchaser such financial, operating, technical and other data and other information with respect to the Harvey Entertainment Assets and the Harvey Entertainment Business as Purchaser from time to time may request, including financial statements and schedules; (d) cause its officers and other management to be available to Purchaser in all cases consistent with the limited resources available to Sellers; provided, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by Sellers.

         Section 5.3 Exclusivity.

                  (a) Subject to Section 5.3(b) hereof, until the earlier to occur of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, no

Seller nor any of its officers, directors, employees, Affiliates, agents or other representatives nor the Company (in its capacity as the sole shareholder of BHP and HCI) shall, directly or indirectly, take any of the following actions: (i) solicit, encourage, initiate, entertain, accept receipt of, review or encourage any proposals or offers from, or participate in or conduct discussions with or participate or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to the acquisition of any Harvey Entertainment Assets or the Harvey Entertainment Business (including, but not limited to, any acquisition structured as a merger, consolidation, share exchange, purchase or otherwise) (in each case, a "Harvey Sale Transaction"), (ii) provide information with respect to any Seller, any Affiliate of any Seller, the Harvey Entertainment Assets or the Harvey Entertainment Business to any Person, other than to Purchaser, relating to (or which any Seller believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any Harvey Sale Transaction, (iii) agree to enter into any contract, agreement or other arrangement with any Person, other than Purchaser, providing for, or approve, a Harvey Sale Transaction, (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any Harvey Sale Transaction other than by Purchaser, or (v) authorize or permit any of Sellers' or their Affiliates' officers, directors, employees, shareholders or other agents to take any such action. The Board of Directors of each Seller shall not fail to recommend, or withdraw, modify or change in any manner adverse to Purchaser its approval or recommendation of, this Agreement, the Acquisition or the other transactions contemplated hereby, or resolve to take any of the foregoing actions. In addition, if any Seller or any Affiliate of Sellers receives any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Harvey Sale Transaction, such Seller shall immediately notify such offeror that the Company has entered into an exclusive sales agreement and cannot negotiate any offers for sale and such Seller shall also notify Purchaser thereof and provide Purchaser with the details thereof, including the identity of the Person or Persons making such offer or proposal, and shall keep Purchaser fully informed on a current basis of the status and details of any such offer or proposal. This Section 5.3(a) shall not apply to any proposals or offers from third parties with respect to (i) the sale of the capital stock or assets of PM Entertainment or its subsidiaries or (ii) the sale of the capital stock of the Company, provided that in any such sale the purchaser therein shall expressly agree to honor this Agreement, and vote in favor thereof if necessary.

                  (b) Nothing contained in this Section 5.3 shall prevent the Board of Directors of the Company from considering, negotiating, discussing, approving and recommending to the shareholders of the Company a bona fide Harvey Sale Transaction not solicited in violation of this Agreement, provided that the Board of Directors of the Company determines in good faith, upon advice of outside counsel, that it is required to do so in order to discharge properly its fiduciary duties. Nothing contained in this Section 5.3 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. If the Board of Directors of the Company receives a request for material nonpublic information by a Person who makes, or indicates that it is considering making, an offer of a bona fide Harvey Sale Transaction, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause the Company to act as provided in this Section 5.3(b) in order to discharge properly the directors' fiduciary duties, then, provided such Person has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Purchaser, the Company may provide such Person with access to information regarding the Company.

         Section 5.4 Termination of UCC Financing Statements. Promptly following the execution of this Agreement, Sellers shall take all such actions as may be necessary to cause, effective prior to or at the Closing, the termination and release of the Chase Lien and all other Liens (other than the Permitted Liens) to which any Harvey Entertainment Assets are subject.

         The parties shall consult with one another regarding the Liens, and related UCC financing statements and other statements and filings, to be terminated and released pursuant to this Section 5.4.

         Section 5.5 Shareholder Approval.

                  (a) As soon as practicable after the date of this Agreement, and in no event later than fifteen (15) business days after the date hereof, the Company shall prepare and cause to be filed with the SEC a proxy statement pursuant to Rule 14a-3 promulgated under Section 14A of the Exchange Act (together with any amendments or supplements thereto, the "Proxy Statement") in connection with the approval and adoption of this Agreement, the Acquisition and the other transactions contemplated hereby. The Proxy Statement shall include a statement that the Company's Board of Directors has approved this Agreement, determined that this Agreement, the Acquisition and the other transactions contemplated hereby are in the best interests of the Company's shareholders and recommends that the Company's shareholders vote in favor thereof, and the Company and its Board of Directors shall use its best efforts to solicit such votes from its shareholders. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall immediately advise Purchaser if the Proxy Statement, including any amendments or supplements thereto, at the time filed with the SEC, as of the date of mailing to the shareholders of the Company or at the time of the meeting of the Company's shareholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall respond promptly to any comments of the SEC or its staff with respect thereto and use its best efforts to have the Proxy Statement cleared by the SEC as soon as practicable after its filing. The Company shall also promptly furnish to Purchaser and its counsel copies of any correspondence received from the SEC, and shall permit representatives of the Company to attend any telephone calls with the SEC that discuss comments made by its staff. As soon as practicable after clearance by the SEC of the Proxy Statement, the Company shall mail the Proxy Statement to its shareholders. In addition, the Company shall take all action necessary in accordance with applicable Laws and its charter to duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable solely to consider and approve this Agreement, the Acquisition and the other transactions contemplated hereby.

                  (b) As promptly as practicable, each party shall properly prepare and file any other filings required under the Securities Act, the Exchange Act or any other Laws (including, without limitation, state securities and "blue sky" laws) relating to the transactions contemplated by this Agreement (collectively, "Other Filings").

                  (c) The Company shall provide copies of drafts of the Proxy Statement to Purchaser and its counsel at least two (2) business days prior to the date of filing of such document with the SEC (including with respect to each amendment or supplement thereto) so as to allow Purchaser to review and comment on such documents. Such review shall not be deemed a review by Purchaser or its counsel as to whether the Company has properly complied with SEC rules or regulations. Prior to the filing of the Proxy Statement with the SEC, the Company shall consider in good faith any comments made by, or changes requested by, Purchaser or its counsel.

         Section 5.6 Reasonable Efforts; Notification. Each party shall use its best efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental and Regulatory Authorities, and the making of all necessary registrations and filings (including filings with Governmental and Regulatory Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain consents, approvals or waivers from, or to avoid any action, suit or other proceeding by, any Governmental and Regulatory Authorities, (b) seeking all necessary consents, approvals or waivers from third parties under the Assigned Contracts and otherwise, (c) defending any actions, suits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental and Regulatory Authorities vacated or reversed, and
(d) satisfying each of the conditions to closing to be satisfied by it under
Article VI, as applicable.

         Section 5.7 Public Announcements. The Company, on behalf of itself and the other Sellers, on the one hand, and Purchaser, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the parties will use reasonable efforts to cooperate in good faith with respect to such press release or other public statement). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         Section 5.8 Confidentiality. The parties acknowledge that the Company and Purchaser are parties to the Confidentiality Agreement, which shall remain in full force and effect and shall survive any termination of this Agreement (but not the Closing) in accordance with its terms.

         Section 5.9 Advice of Changes. The Company, on behalf of itself and the other Sellers, on the one hand, and Purchaser, on the other, shall promptly advise the other orally and in writing of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect; provided, however, that no such notification shall amend or otherwise modify the representations or warranties of the parties under this Agreement.

         Section 5.10 [Intentionally Omitted.]

         Section 5.11 Delivery of Physical Properties. Within ten (10) days prior to the Closing, representatives of the Company and Purchaser shall cooperate with one another, at the sole expense of Purchaser, to (a) box and package all Physical Properties located or held at the executive offices of Sellers or at storage or other facilities under Sellers' control, (b) retrieve, box and package all Physical Properties that are not located or held at such offices or at such storage or other facilities, and (c) deliver to Purchaser all such Physical Properties at such address as Purchaser may designate. Sellers agree that, at Purchaser's request, Sellers will cancel the leases with the off-site storage facilities as of the Closing Date.

         Section 5.12 Agreement with Swen International. The parties acknowledge that PM Entertainment entered into an agreement with Swen International, Inc. ("Swen"), as evidenced by an Invoice dated October 19, 2000, pursuant to which Swen agreed to create new musical tracks for sixty-five (65) half-hour episodes of Harveytoons, an Entertainment Related Asset. Such musical tracks were to be delivered by PM Entertainment to Entertainment Rights Distribution Limited. Sellers have advised Purchaser that Swen has not yet delivered any of the musical tracks to be created under PM Entertainment's arrangement with Swen. If, after the date hereof, Swen delivers such musical tracks (in whatever form), the Company shall cause all such music tracks, if created, to be delivered to Purchaser within two (2) business days after delivery thereof, it being understood that the musical tracks constitute Entertainment Related Assets that are being purchased by Purchaser pursuant to the terms of this Agreement. In addition, Sellers shall use their reasonable best efforts to deliver to Purchaser additional documentation, in form and substance reasonably satisfactory to Purchaser, evidencing that no third party owns any right, title or interest in and to such musical tracks. Sellers make no representation as to the nature and quality of the work performed by Swen.

         Section 5.13 Amendment of PM Sales Agency Agreement; No Further Licensing. Prior to the Closing, the Company shall cause the Sales Agency Agreement dated as of April 3, 2000, between the Company, HCI, BHP and Firetrap, Inc. and PM Entertainment, as "Sales Agent," to be amended, effective as of January 31, 2001, to provide that PM Entertainment shall no longer have any right to act as a sales or selling agent for any Characters, programs, films or other Entertainment Related Assets in the Territory (as defined therein) or any portion thereof from and after February 1, 2001. Sellers hereby represent and warrant to Purchaser that since January 31, 2001, PM Entertainment has not entered into any contracts, licenses or other agreements with respect to any Entertainment

Related Assets, or renewed, extended or otherwise modified, and will not renew, extend or otherwise modify after January 31, 2001, any License Agreements listed on Schedule 1.2(b), it being understood that such License Agreements shall expire or terminate in accordance with their terms as they existed as of January 31, 2001, except that Sellers may enter into agreement with the parties to such License Agreements solely to modify the payment terms thereof so long as such modifications do not impair Purchaser's rights or benefits after the expiration of such agreements.

         Section 5.14 Further Assurances. At any time and from time to time after the date hereof, at Purchaser's request and without further consideration, each Seller and Sellers' Affiliates shall execute and deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments, and take all such other action, as Purchaser may reasonably request in order to vest in Purchaser all right, title and interest of such Seller (or such Seller's Affiliates) in and to the Harvey Entertainment Assets, and otherwise in order to carry out the purpose and intent of this Agreement. Without limiting the generality of the foregoing, effective at the Closing, each Seller hereby irrevocably appoints Purchaser and its officers, employees and agents, and each of them, as such Seller's true and lawful attorneys-in-fact, with full power of substitution to do all things and to take such actions in the name and on behalf of such Seller that Purchaser may deem necessary or advisable to vest in Purchaser all right, title and interest of such Seller (or such Seller's Affiliates) in and to the Harvey Entertainment Assets and otherwise to carry out the purpose and intent of this Agreement, including, without limitation, to sign and deliver any certificates of ownership, formalization documents and other documentation necessary to transfer title to any Harvey Entertainment Assets to Purchaser. This appointment and power-of-attorney is irrevocable, is coupled with an interest and is granted in consideration of Purchaser's entering into this Agreement. This appointment and power-of-attorney shall not apply to any Retained Assets.

         Section 5.15 Certain Additional Covenants.

                  (a) Confidentiality Obligations.

                           (i) From and after the Closing, Sellers will keep all confidential, proprietary and technical information relating to the Harvey Entertainment Assets and Purchaser's business confidential, will not disclose such information to any third parties except as required by Law and shall refrain from using such information for any purpose whatsoever. In the event that a Seller is requested or required to disclose any such information, such Seller shall notify Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.15(a).

                           (ii) From and after the Closing, Purchaser will keep all confidential, proprietary and technical information relating to the Sellers' continuing business confidential, will not disclose such information to any third parties except as required by Law and shall refrain from using such information for any purpose whatsoever. In the event that Purchaser is requested or required to disclose any such information, Purchaser shall notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 5.15(a).

                  (b) Change of Corporate Names. Promptly following the Closing, but in any event not later than ten (10) days thereafter, each Seller shall duly authorize and file with the applicable Governmental or Regulatory Authority an amendment to their charters to change its name to eliminate any references to "Harvey," "Harvey Entertainment," "Baby Huey" or "BHP" and, after the Closing, Sellers shall not, and shall cause each of its Affiliates not to, use the names "Harvey" or "Harvey Entertainment," "Baby Huey" or "BHP," the name of any Characters or any confusingly similar names, trademarks, service marks, trade names, brands or logos. Notwithstanding the foregoing, Sellers may continue to use stationery and other printed materials that are inscribed with the words "Harvey" or "Harvey Entertainment" for a period of not more than forty-five (45) days after the Closing to allow Sellers time to effect arrangements for new stationery and other printed materials that exclude such references.

                  (c) [Intentionally Deleted.]

                  (d) Litigation Cooperation; Certain Reimbursement Payment. Sellers, on the one hand, and Purchaser, on the other, shall reasonably cooperate with the other in the defense or prosecution of any action, suit or other proceeding instituted against or by such party relating to or arising out of the Harvey Entertainment Assets or the conduct of the Harvey Entertainment Business (other than any action, suit, arbitration or other proceeding between Sellers, on the one hand, and Purchaser, on the other, arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall be responsible for, and shall pay, the out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) of the party providing such cooperation and of its officers, employees and agents incurred in connection with providing such cooperation, but shall not be obligated to reimburse the party providing such cooperation for such party's time spent providing such cooperation or the salaries or costs of fringe or other benefits paid by the party providing such cooperation to its officers, employees or agents while assisting in the defense or prosecution of any such action, suit or other proceeding. Sellers and Purchaser acknowledge that Sellers have been negotiating with more than one Person for a transaction similar to the Acquisition, and that Sellers may determine, without any obligation to do so, to reimburse such Person for its expenses and time as compensation for its efforts and to secure any required consents. Purchaser agrees to share equally with Seller (up to an aggregate of $250,000 from Purchaser) with respect to any such reimbursement payment, whether such payment is made before, on or after the Closing, and Sellers shall pay all amounts in excess of Purchaser's contribution. Alternatively, at the election of Seller, Purchaser has agreed to reimburse Sellers for up to $250,000 of legal fees and related expenses incurred by Sellers in connection with the transactions contemplated by this Agreement and the August 24 Letter of Intent.

                  (e) Taxes. Sellers and Purchaser shall reasonably cooperate in connection with the preparation and filing of any Tax Return or similar information statement, for which the other is responsible for preparing and filing with respect to the Harvey Entertainment Assets.

                  (f) Agreement to Make Payments. Each Seller covenants and agrees to pay, perform and discharge when due all liabilities, obligations, costs and expenses arising out of or related to any Retained Receivables or the other Retained Assets and all Retained Liabilities, whether such liabilities, obligations, costs, expenses or Retained Liabilities arise prior to, on or after the Closing Date, including, without limitation, all Royalties and Participations, Guild Payments and other amounts due to third parties with respect to the Retained Receivables, the other Retained Assets and all Retained Liabilities. Purchaser shall have no obligation whatsoever to make any such payments or assume any such liabilities, obligations, costs and expenses.

                  (g) Accounts Receivable. It is understood by Sellers and Purchaser that, pursuant hereto, Sellers are retaining certain accounts receivable and will collect the proceeds thereof before and after the Closing Date and that Purchaser is entitled to the proceeds of all collections of Sellers with respect to the Harvey Entertainment Business after February 1, 2001. In the event that Purchaser before or after the Closing receives a payment from a third party that, pursuant to the terms hereof, should have been paid to Sellers, Purchaser agrees to promptly remit such payment to Sellers. In the event that Sellers receive a payment from a third party that, pursuant to the terms hereof, should have been paid to Purchaser or should have been included in the Proration Adjustment but was not so included, Sellers agree to promptly remit such payment to Purchaser. (In the event that Sellers have received payments prior to the Closing Date that should be the property of Purchaser, Sellers will account and remit such payment to Purchaser within ten (10) days after the Closing.)

                  (h) Performance of Assigned Contracts. Pursuant to the terms hereof, the Assigned Contracts will be assigned from Sellers to Purchaser at the Closing. Purchaser acknowledges and agrees that it shall be responsible for performing the Assigned Contracts on and after February 1, 2001. Accordingly, Purchaser and Sellers agree that until the Closing, Sellers shall continue to perform the Assigned Contracts and Purchaser shall reimburse Sellers for their out-of-pocket costs and expenses reasonably incurred in connection with such performance between February 1, 2001 and the Closing (but not for Seller's time spent or the salaries or costs of fringe or other benefits paid by Seller to its officers, employees or agents in connection therewith), such reimbursement payment to be made as a Proration Adjustment.

                  (i) Location of and Access to Physical Properties. After the Closing, Sellers may have, at their cost, access to the Physical Properties for the purpose of servicing the License Agreements listed on Schedule 1.2(b), if any, retained by Sellers. For so long as such agreements remain in effect, Purchaser agrees that all Physical Properties included in the Purchased Assets shall be stored at a location in the United States and to cooperate with Sellers (at no cost to Purchaser) in Sellers' performance of such License Agreements.

                  (j) Insurance. Following the execution of this Agreement, Purchaser and Sellers shall cooperate with each other, at no additional cost to either party, if possible, to ensure that the Harvey Entertainment Assets continue to be insured by reasonable insurance coverage. The Company and Purchaser will use their reasonable best efforts to add the other party as an additional named insured on their liability policies.

         Section 5.16 Maintenance of Site. Sellers shall continue to operate and maintain the Sites (as defined in the definition of Entertainment Assets) at Purchaser's expense (Seller warrants that such costs shall not exceed $1,500 per month) from February 1, 2001 through the Closing Date in the same manner as they have been operated and maintained through the date hereof without interruption and shall not change or otherwise alter any Site without the prior written consent of Purchaser. The parties shall cooperate with one another prior to the Closing so that, at the Closing, Sellers may assign and transfer to Purchaser all web-hosting contracts or other arrangements with third parties with respect to the Sites, and such contracts and other arrangements shall be Assigned Contracts.

         Section 5.17 Access to Records After Closing. For a period of five (5) years after the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of the Harvey Entertainment Business purchased by Purchaser hereunder to the extent that such access may reasonably be required by Sellers in connection with the matters relating to or affected by the operations of the Harvey Entertainment Business prior to the Closing Date. Such access shall be afforded by Purchaser after receipt of reasonable advanced notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this
Section 5.17. If Purchaser desires to dispose of any of such books and records prior to the expiration of such five (5) year period, Purchaser shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select. For a period of five (5) years after the Closing Date, Purchaser and its representatives shall have reasonable access to all of the books and records of the Harvey Entertainment Business that Sellers may retain after the Closing Date. Such access shall be afforded by Sellers after receipt of reasonable advanced notice and during normal business hours. Purchaser shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.17. If any Seller desires to dispose of any of such books and records prior to the expiration of such five (5) year period, such Seller shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser's expense, to segregate and remove such books and records as Purchaser may select.

                                   ARTICLE VI.
                              CONDITIONS PRECEDENT

         Section 6.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. This Agreement, the Acquisition and the other transactions contemplated hereby shall have been duly and validly approved by the requisite vote or consent of the Company's shareholders.

                  (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Acquisition or the other transactions contemplated by this Agreement.

         Section 6.2 Conditions to Obligation of Purchaser. The obligations of Purchaser to purchase the Harvey Entertainment Assets as provided in this Agreement are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement that are qualified as to materiality or a Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing, with the same force and effect as though made at and as of the Closing (except those which speak as of a specific date, as to which such representations and warranties shall be true and correct as of such date), and Purchaser shall have received an officers' certificate signed by the President and the Chief Financial Officer of each Seller to such effect.

                  (b) Covenants and Agreements. Sellers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed and complied with by it at or prior to the Closing, and Purchaser shall have received an officers' certificate signed by the President and the Chief Financial Officer of each Seller to such effect.

                  (c) Opinion of Sellers' Counsel. Purchaser shall have received an originally executed opinion letter of Sidley & Austin, special counsel to Sellers, dated as of the Closing Date, covering the matters set forth in Exhibit B, with such exceptions, qualifications and limitations as are customary and reasonable in transactions of this nature.

                  (d) Consents and Approvals. All consents, approvals, authorizations and permits of any Governmental and Regulatory Authorities and other third parties required to assign or otherwise transfer any Harvey Entertainment Assets shall have been obtained (including, without limitation, the consents and approvals listed on attached Schedule 3.4), except where the failure to obtain the same could not reasonably be expected to result in a Material Adverse Effect. The parties acknowledge that it is a condition to Purchaser's obligations to close that Sellers shall have obtained such consents and approvals to Purchaser's assumption of the Assigned Contracts, respectively, but have further agreed to expedite the Closing and "close around" such consents if required. To that end, to the extent that Sellers are unable to obtain any such third-party consent prior to the earlier of (i) five (5) days after obtaining the requisite vote or consent of the Company's shareholders and (ii) June 30, 2001, the parties agree that they shall cooperate reasonably to allow Purchaser to enjoy the material benefits of the applicable Assigned Contract; in this regard, Sellers agree to pay over to Purchaser within five (5) business days any amounts received by Sellers pursuant to such Assigned Contract which would have been payable to Purchaser had the Assigned Contract been assigned to Purchaser. If such a transfer of benefits is possible, Purchaser shall reimburse Sellers for their reasonable out-of-pocket costs and expenses payable in connection with the performance of such Assigned Contract (exclusive of attorney's and advisors' fees), and the parties shall consult and cooperate with one another with respect to approval rights and other matters under such Assigned Contract. If such a transfer of benefits is not possible, Purchaser may elect to terminate this Agreement as a failure of this condition to Purchaser's obligations to close, and the consequences thereof shall be as provided in Section 8.3(e).

                  (e) Closing Documents. Purchaser shall have received the following documents, in each case executed by Sellers, respectively:

                           (i) Bills of sale, assignments, certificates of title, endorsements and other instruments or documents of sale, transfer or conveyance, in form and substance reasonably acceptable to Purchaser, sufficient to sell, assign, convey and transfer to Purchaser the Harvey Entertainment Assets, free and clear of any Liens (other than the Permitted Liens);

                           (ii) Such instruments and other documents as Purchaser may reasonably request for filing or recordation with the United States Patent and Trademark Office, the United States Copyright Office and other United States and foreign governmental agencies with respect to certain Harvey Entertainment Assets, including, without limitation, short-form copyright assignments and short-form trademark assignments;

                           (iii) Joint Escrow Directions, duly executed by the Company;

                           (iv) Instrument of Assignment and Assumption, in form and substance reasonably satisfactory to Sellers and Purchaser (the "Instrument of Assignment and Assumption"), duly executed by Purchaser; and

                           (v) Settlement Agreement and Mutual Release of Claims, in substantially the form of Exhibit A (the "Settlement and Release of Claims"), duly executed by the Company.

                  (f) No Material Adverse Change. Since the date of execution of this Agreement, no Material Adverse Change shall have occurred.

                  (g) Lien Releases. All Liens on the Harvey Entertainment Assets, including, without limitation, the Chase Lien but excluding the Permitted Liens, shall have been released and terminated, and Purchaser shall have received documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the same.

                  (h) Resolutions. Purchaser shall have received from each Seller copies of all resolutions, consents and other authorizations of the Board of Directors and the shareholders of each Seller approving this Agreement, the Acquisition and the other transactions contemplated by this Agreement, respectively, in each case certified by the Secretary of each Seller, respectively, as of the Closing Date.

                  (i) Other Documents. Purchaser shall have received such other documents as Purchaser may reasonably request.

         Section 6.3 Conditions to Obligations of Seller. The obligations of Sellers to sell the Harvey Entertainment Assets as provided in this Agreement are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and at and as of the Closing with the same force and effect as though made at and as of the Closing (except those which speak as of a specific date, as to which such representations and warranties shall be true and correct as of such date), and Sellers shall have received an officers' certificate signed by the President and the Chief Financial Officer of Purchaser to such effect.

                  (b) Covenants and Agreements. Purchaser shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed and complied with by it at or prior to the Closing, and Sellers shall have received an officers' certificate signed by the President and the Chief Financial Officer of Purchaser to such effect.

                  (c) Payment of Purchase Price. At the Closing, the Company shall have received the Purchase Price pursuant to Section 2.2.

                  (d) Closing Documents. The Company shall have received the following documents, in each case executed by Purchaser:

                           (i) Joint Escrow Directions, duly executed by Purchaser;

                           (ii) Settlement and Release of Claims, duly executed by Purchaser; and

                           (iii) Instrument of Assignment and Assumption, duly executed by Purchaser.

                  (e) Opinion of Purchaser's Counsel. The Company shall have received an originally executed opinion letter of Irell & Manella LLP, special counsel to Purchaser, dated as of the Closing Date, covering the matters set forth in Exhibit C, with such exceptions, qualifications and limitations as are customary and reasonable in transactions of this nature.

                  (f) Other Documents. Sellers shall have received such other documents as Sellers may reasonably request.

         Section 6.4 Waiver of Closing Conditions. If Purchaser waives any condition to its obligation to purchase the Harvey Entertainment Assets under
Section 6.2 and consummates the Acquisition, Purchaser agrees that it will not have any right to assert any claim for liability against Sellers for their failure to satisfy such closing condition. If Sellers waive any condition to their obligations to sell the Harvey Entertainment Assets under Section 6.3 and consummate the Acquisition, Sellers agree that they will not have any right to assert any claim for liability against Purchaser for its failure to satisfy such closing condition.

                                  ARTICLE VII.
                            SURVIVAL; INDEMNIFICATION

         Section 7.1 Survival of Representations and Warranties; Purchaser Investigation. The representations and warranties of Sellers set forth in this Agreement and in any other Transaction Document shall survive (and not be affected in any respect by) the Closing, and Sellers shall remain jointly and severally liable for any breach of such representations and warranties, for a period of one (1) year following the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 3.10 (Taxes), shall survive for the period ending ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to any breach thereof,
(b) the representations and warranties set forth in Section 3.1 (Organization),
Section 3.2 (Authority Relative to this Agreement), Section 3.3 (No Conflicts),
Section 3.4 (Consents and Approvals), Section 3.6 (Title to Properties; Liens and Encumbrances), Section 3.17 (No Brokers) and Section 3.18 (Solvency) shall survive the Closing indefinitely, (c) any representations and warranties as to which a claim is submitted in writing prior to the expiration of the applicable survival period hereunder and identified as a claim for indemnification (including details as to the nature and, to the extent known, the amount of the claim) shall survive until the matter has been finally resolved; (d) any claims for breach of any representation or warranty or which is based on fraud or intentional misrepresentation shall survive until the matter is finally resolved; and (e) any claim for breach of any covenant, indemnity or other obligation contained herein shall survive the Closing indefinitely. In addition, each Seller agrees that neither the review by Purchaser of the books and records, condition, business, assets, properties, operations or prospects of Sellers, the Harvey Entertainment Assets or the Harvey Entertainment Business, nor any other due diligence investigation by or on behalf of Purchaser, nor the participation of Purchaser in the preparation of the Schedules, shall modify or otherwise limit the right of Purchaser to rely on the truth and accuracy of the representations and warranties of Sellers contained in this Agreement or any other Transaction Document, it being understood that the Schedules are the sole responsibility of Sellers.

         Section 7.2 Indemnification by Sellers. Sellers shall jointly and severally indemnify and hold harmless Purchaser and its Affiliates, members, officers, managers, directors, employees, agents, "control persons" and other representatives (collectively, "Seller Indemnified Persons"), in respect of any and all Losses incurred by, imposed upon or asserted against any Seller Indemnified Person in connection with:

                  (a) the breach of any representation or warranty made by Sellers (or any of them) in this Agreement or in any other Transaction Document; provided, however, that (i) no claim for Losses may be brought by any Seller Indemnified Person under this Section 7.2(a) with respect to the breach of any representations and warranties contained in Section 3.3 through Section 3.16 and
Section 3.19 unless and until the aggregate amount of all Losses incurred by the Seller Indemnified Persons exceeds $100,000, in which event the Seller Indemnified Persons shall be entitled to indemnification for any and all Losses in excess of the first $100,000, and (ii) the maximum amount of Losses for which Sellers shall be obligated to indemnify the Seller Indemnified Persons in connection with breaches of the representations and warranties contained in Section 3.3 through
Section 3.5 and Section 3.7 through Section 3.16 and Section 3.19 only shall equal $2,000,000;

                  (b) the material breach of any covenant or other obligation of Sellers (or any of them) contained in this Agreement or in any other Transaction Document, including, without limitation, the covenants and agreements set forth in Article V;

                  (c) any misrepresentation or inaccuracy contained in any certificate or other statement furnished by or on behalf of Sellers (or any of them) pursuant to this Agreement or any other Transaction Document (provided that, in the event that clause (a) of this Section 7.2, on the one hand, and this clause (c), on the other, are applicable to such misrepresentation or inaccuracy, the provisions of clause (a) shall govern); and

                  (d) any Retained Liabilities, including, without limitation, any claims asserted against Purchaser or any of its Affiliates by third parties with respect thereto.

         Section 7.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Sellers and their officers, directors, employees, agents and other representatives (collectively, "Purchaser Indemnified Persons"), in respect of any and all Losses incurred by, imposed upon or asserted against any Purchaser Indemnified Person in connection with:

                  (a) the material breach of any representation or warranty made by Purchaser in this Agreement or in any other Transaction Document;

                  (b) the material breach of any covenant or other obligation of Purchaser contained in this Agreement or in any other Transaction Document;

                  (c) any Assumed Liabilities;

                  (d) any misrepresentation or inaccuracy contained in any certificate or other statement furnished by Purchaser pursuant to this Agreement or any other Transaction Document; and

                  (e) any claims, liabilities or obligations with respect to the operation of the Harvey Entertainment Business by Purchaser from and after the Closing (except as otherwise provided herein).

         Section 7.4 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.5.

         Section 7.5 Third-Party Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceedings by a third party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim and provides evidence reasonably acceptable to the Indemnified Party that it has the financial capacity to assume the defense. The Indemnified Party shall be entitled to participate in (but not control) the defense, compromise or settlement of any such action, with its counsel and at its own expense. Such participation shall include, without limitation, the right to consult with the Indemnifying Party and its counsel or other representatives concerning such claim, and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim. The Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any claim or consent to entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability with respect of such claim. If the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of such claim, does not assume the defense of any such claim or litigation resulting therefrom, (a) the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

         Section 7.6 Adjustments to Purchase Price. All indemnity and other payments made under this Agreement shall be treated for Tax purposes as adjustments to the Purchase Price.

         Section 7.7 Waiver of Suretyship Rights and Defenses. The parties acknowledge that each Seller may be deemed to be a guarantor or surety of any other Seller by reason of the fact that the indemnification and other obligations of Sellers under this Agreement and the other Transaction Documents are joint and several. As such, each Seller may be entitled, as a guarantor or surety of such other Sellers' obligations, to certain rights and defenses under applicable Laws, including, without limitation, the rights and defenses described in Section 2856(a) of the Civil Code of the State of California. Nevertheless, it is the intention of each Seller to waive, and each Seller hereby waives, any and all such rights and defenses available to it under applicable Laws, including, without limitation, those described under Section 2856(a) of the Civil Code of the State of California. This Section 7.7 is intended to be an unconditional and irrevocable waiver of any rights and defenses such Seller may have if such Seller is deemed to be a guarantor or surety of any other Seller.

                                  ARTICLE VIII.
                              TERMINATION; EXPENSES

         Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, whether before or after approval of the matters to be considered by the shareholders of the Company:

                  (a) By the mutual written agreement of the Company, on behalf of itself and the other Sellers, and Purchaser;

                  (b) By either the Company, on behalf of itself and the other Sellers, or Purchaser:

                           (i) at any time after June 30, 2001 (or such later date as may be mutually agreed upon by the parties in writing), if the Closing shall not have occurred on or prior to such date other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement or any other Transaction Document required to be performed by it at or before the Closing; or

                           (ii) if any Governmental or Regulatory Authority shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Restraint or other action shall become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its best efforts to prevent entry of and to remove such Restraint;

                  (c) By Purchaser if:

                           (i) (A) there shall have been a breach of any representation or warranty on the part of Sellers (or any of them) set forth in this Agreement, or if any representation or warranty of Sellers (or any of them) shall have become materially untrue, in either case such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by June 30, 2001; (B) Sellers (or any of them) shall have breached or failed to perform in any material respect any of its or their covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within twenty (20) days (or prior to June 30, 2001, if a shorter period) after the giving of written notice to Sellers of such breach (in either of clause (A) or (B), a "Seller Material Breach"); provided, however, that, in each of clauses (A) and (B), Purchaser is not then in Purchaser Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

                           (ii) the Company shall have convened a meeting of its shareholders and shall have failed to obtain the requisite vote or consent of its shareholders on or before June 30, 2001;

                           (iii) there shall have occurred at any time a Material Adverse Change; or

                           (iv) the Board of Directors of the Company, pursuant to the provisions of Section 5.3(b), shall have withdrawn its approval or recommendation of this Agreement and the Acquisition or shall have recommended a Harvey Sale Transaction to its shareholders.

                  (d) By the Company (on behalf of itself and the other Sellers), if:

                           (i) (A) there shall have been a breach of any representation or warranty on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue, in either case such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by the earlier of five (5) business days after receipt of the requisite vote or consent of the Company's shareholders and June 30, 2001; (B) Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within twenty (20) days (or prior to the earlier of five (5) business days after receipt of the requisite vote or consent of the Company's shareholders and June 30, 2001, if a shorter period) after the giving of written notice to Purchaser of such breach (in either of clause (A) or (B), "Purchaser Material Breach"); provided, however, that, in each of clauses (A) and (B), no Seller is then in Seller Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

                           (ii) the Board of Directors of the Company, pursuant to the provisions of Section 5.3(b), shall have withdrawn its approval or recommendation of this Agreement and the Acquisition or shall have recommended a Harvey Sale Transaction to its shareholders; or

                           (iii) the Company shall have convened a meeting of its shareholders and shall have failed to obtain the requisite vote or consent of its shareholders on or before June 30, 2001.

         Section 8.2 Effect of Termination. In the event of a termination of this Agreement by either Purchaser or the Seller pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties, except that the provisions of Section 5.15(a), this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement, as applicable. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party of any liability for fraud in connection with this Agreement or the transactions contemplated hereby.

         Section 8.3 Fees and Expenses.

                  (a) Except as otherwise provided herein, all fees and expenses incurred in connection with the August 24 Letter of Intent, this Agreement and the transactions contemplated hereby shall be borne by the party incurring such fees or expenses, whether or not the Closing shall have occurred.

                  (b) In the event that this Agreement shall be terminated by the Company pursuant to Section 8.1(d)(i) (i.e., a Purchaser Material Breach), then (i) Sellers shall be entitled to receive the Deposit and the interest and other earnings thereon (collectively, the "Escrow Funds"), and the Company and Purchaser shall enter into the Settlement and Release of Claims, and (ii) Purchaser shall promptly reimburse the Company for all fees and expenses actually incurred by the Company in connection with the transactions contemplated by the August 24 Letter of Intent and this Agreement, up to a maximum of $120,000. The parties agree that it would be speculative, impractical and extremely difficult to determine or estimate the damage that would be suffered by Sellers in the event that the Closing does not occur as a result of a Purchaser Material Breach. Accordingly, the parties agree that the receipt of the Escrow Funds specified in clause (i) of this Section 8.3(b) is a reasonable estimate of the total net detriment that Sellers would suffer as a result of any failure to consummate the Closing as a result thereof. Such Escrow Funds shall constitute liquidated damages and not a penalty.

                  (c) In the event that this Agreement shall be terminated by Purchaser pursuant to Section 8.1(c)(i) (i.e., a Seller Material Breach), then
(A) the Escrow Funds shall be refunded promptly to Purchaser, and the Company and Purchaser shall enter into the Settlement and Release of Claims, (ii) Sellers shall promptly reimburse Purchaser for all fees and expenses actually incurred by Purchaser in connection with the transactions contemplated by the August 24 Letter of Intent and this Agreement, up to a maximum of $350,000, and
(iii) Sellers shall immediately pay to Purchaser, by wire transfer in immediately available funds, a termination fee of $500,000. The parties agree that it would be speculative, impractical and extremely difficult to determine or estimate the damage that would be suffered by Purchaser in the event that the Closing does not occur as a result of a Seller Material Breach. Accordingly, the parties agree that the fee specified in clause (iii) of this Section 8.3(c) is a reasonable estimate of the total net detriment that Purchaser would suffer as a result of any failure to consummate the Closing as a result thereof. Such fee shall constitute liquidated damages and not a penalty. The parties acknowledge and agree that, in the event that clause (d) of this Section 8.3, on the one hand, and this clause (c), on the other hand, are applicable, the provisions of this clause (c) shall govern.

                  (d) In the event that this Agreement shall be terminated (i) by Purchaser pursuant to Section 8.1(c)(ii) or by the Company pursuant to
Section 8.1(d)(iii) (i.e., failure by the Company to obtain the requisite vote or consent of its shareholders after a meeting of the Company's shareholders) or
(ii) by Purchaser pursuant to Section 8.1(c)(iv) or by the Company pursuant to
Section 8.1(d)(ii) (i.e., the recommendation by the Board of Directors of the Company of a Harvey Sale Transaction), then (A) the Escrow Funds shall be refunded promptly to Purchaser, and the Company and Purchaser shall enter into the Settlement and Release of Claims, (B) Sellers shall promptly reimburse Purchaser for all fees and expenses actually incurred by Purchaser in connection with the transactions contemplated by the August 24 Letter of Intent and this Agreement, up to a maximum of $350,000, and (C) if, within six (6) months following the date of such termination, any Seller or any Affiliate of Sellers enters into a definitive agreement for, or shall have consummated, a Harvey Sale Transaction, then, in any such case, Sellers shall jointly and severally pay, or cause to be paid, to Purchaser, by wire transfer in immediately available funds immediately upon the consummation of the Harvey Sale Transaction, a termination fee of $500,000. The parties agree that it would be speculative, impractical and extremely difficult to determine or estimate the damage that would be suffered by Purchaser in the event that the Closing does not occur as a result thereof. Accordingly, the parties agree that the fee specified in clause (C) of this Section 8.3(d) is a reasonable estimate of the total net detriment that Purchaser would suffer as a result of any failure to consummate the Closing as a result thereof. Such fee shall constitute liquidated damages and not a penalty.

                  (e) Notwithstanding anything to the contrary contained herein or otherwise, if the Closing shall not occur for any reason on or before June 30, 2001, other than as provided in Section 8.3(b), Section 8.3(c) or Section 8.3(d) (including, without limitation, the failure to obtain third-party consents necessary to assign and transfer the Assigned Contracts (subject to Section 6.2(d)), the occurrence of a Material Adverse Change, the imposition of Restraints or any delays in consummating the Acquisition as a result of the SEC's delayed review of the Proxy Statement), this Agreement shall terminate as provided in the first sentence of Section 8.2, the Escrow Funds shall be refunded promptly to Purchaser, the Company and Purchaser shall enter into the Settlement and Release of Claims and each party shall bear its own costs and expenses incurred in connection with the August 24 Letter of Intent, this Agreement and the transactions contemplated hereby.

         Section 8.4 Sole Remedies. The parties agree that the remedies provided for in Section 8.3 are the sole and exclusive remedies in the event of a breach or termination of this Agreement as provided therein (other than for fraud).

                                   ARTICLE IX.
                                  MISCELLANEOUS

         Section 9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:

                           Classic Media, LLC
                           435 Hudson, 2nd Floor
                           New York, NY  10014
                           Facsimile No.:  (212) 741-7336
                           Attn:  Eric Ellenbogen

                  with a copy (which shall not constitute notice) to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, CA  90067
                           Facsimile No.:  (310) 203-7199
                           Attn:  Lois J. Scali, Esq. or Mitchell S. Cohen, Esq.

                  If to Sellers (or any of them), to:

                           The Harvey Entertainment Company
                           11835 Olympic Boulevard, Suite 550
                           Los Angeles, CA  90064
                           Facsimile No.:  (310) 444-4102
                           Attn:  President and Chief Executive Officer

                  with a copy (which shall not constitute notice) to:

                           Sidley & Austin
                           555 West Fifth Street, 40th Floor
                           Los Angeles, CA  90071
                           Facsimile No.:  (213) 896-6600
                           Attn:  Gary J. Cohen, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery and receipt, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon the first business day of or after facsimile confirmation and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         Section 9.2 Entire Agreement. This Agreement, together with the Appendices, Exhibits and Schedules, the Confidentiality Agreement, the August 24 Letter of Intent and Escrow Agreement, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, provided that the Confidentiality Agreement shall survive any termination of this Agreement (but not the Closing) in accordance with its terms.

         Section 9.3 Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 7.2 or Section 7.3.

         Section 9.4 No Assignment; Binding Effect. Neither the Company nor any other Seller, on the one hand, nor Purchaser, on the other, may assign its rights or delegate its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Purchaser may assign its rights and delegate its obligations hereunder to a wholly owned subsidiary without the consent of any Seller, provided that such assignment or delegation shall not relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

         Section 9.5 Headings; Construction. The headings contained in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Article, section, subsection, exhibit, schedule, recital, preamble and party references are to this Agreement unless otherwise indicated. The parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

         Section 9.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

         Section 9.8 Counterparts. This Agreement may be executed in any number of counterparts or by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         Section 9.9 Specific Performance. The parties acknowledge and agree that the Characters, and their goodwill in particular, and the other Harvey Entertainment Assets are unique and valuable assets that cannot be replaced and that remedies at law for any breach, or threatened breach, of this Agreement would be inadequate. Accordingly, Sellers, on the one hand, and Purchaser, on the other, covenant and agree that the other will be entitled to injunctive relief and other equitable remedies to restrain any such breach or threatened breach, including, without limitation, preliminary injunctive relief and pretrial equitable remedies, and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in addition to any other rights or remedies to which the parties may be entitled at law or in equity. The parties acknowledge that injunctive relief is not available to compel a Closing absent affirmative shareholder approval.

         Section 9.10 Prevailing Party. In any action, suit, arbitration or other proceeding in connection with this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by such prevailing party.

         Section 9.11 Knowledge. Whenever the term "Sellers' knowledge," "knowledge of Sellers," "to the best knowledge of Sellers" or words of similar import are used in this Agreement or any other Transaction Document with respect to the existence or absence of any fact, it shall mean that Roger A. Burlage, Glenn Weisberger and/or Rick Mischel knows or should have known, based upon reasonable inquiry, of the existence or absence of such fact.

         Section 9.12 Alternative Dispute Resolution.

                  (a) All claims, controversies and disputes arising out of or related to this Agreement, the events underlying this Agreement or any other Transaction Document between the Company and/or the other Sellers, on the one hand, and Purchaser, on the other hand, shall be finally settled by arbitration before a single arbitrator conducted under the supervision of, and in accordance with the Commercial Arbitration Rules of, the American Arbitration Association (the "AAA"), including the Optional Emergency Measures. The arbitration shall be held at the offices of the AAA located in the City of Los Angeles, State of California, or at such other offices of the AAA as the parties may mutually agree.

                  (b) Either party may submit the claim, controversy or dispute to the AAA for arbitration if the parties are unable in good faith to resolve such matter within forty-five (45) days from the date that either party notifies the other party in writing of such claim, controversy or dispute. The parties shall use their reasonable best efforts to agree upon a mutually acceptable arbitrator within twenty (20) days after submission of such claim, controversy or dispute to the AAA. If the parties are unable to agree upon a mutually acceptable arbitrator, then either party may request that the AAA supply a list of potential arbitrators satisfying the requirements of any of the provisions of this Section 9.12 and such other requirements as the parties may mutually agree upon. Within ten (10) days after receipt of the list, the parties shall independently rank the potential arbitrators, simultaneously exchange rankings and select as the arbitrator the individual receiving the highest combined ranking who is available to serve. Any such arbitrator shall be impartial in fact and appearance, and not an advocate of any party, and, if available, shall be a former state judge of the State of California.

                  (c) The parties expressly provide that the provisions of
Section 1283.05 of the Code of Civil Procedure of the State of California (or any similar law of any state) relating to the parties' rights of discovery are incorporated into, and made a part of, this Section 9.12. The arbitrator shall render his decision in writing and in accordance with the laws of the State of California not later than thirty (30) days after the final statements and proof have been submitted and any hearing on the matter has been closed. The decision of the arbitrator will be conclusive and binding upon the parties, and judgment on the award may be entered in any court of competent jurisdiction (whether within the United States or in any foreign country) or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Nothing contained in this Section
9.12 shall bar either party from seeking preliminary injunctive relief or other pretrial equitable remedies in any court of competent jurisdiction as provided in Section 9.9.

         (d) PURCHASER AND SELLERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO THE JURISDICTION OF THE AAA IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, AS TO ANY OF THE PARTIES' DISPUTES HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT, AND PURCHASER AND SELLERS HEREBY IRREVOCABLY WAIVE ANY PRESENT OR FUTURE OBJECTION WHICH THEY MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, SUBJECT MATTER JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS COULD BE GRANTED BY THE SUPERIOR COURT OF THE STATE OF CALIFORNIA FOR THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. PURCHASER AND SELLERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL DOCUMENTS RESPECTING SUCH ARBITRATION, AND AGREE THAT SERVICE OF ALL SUCH DOCUMENTS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE PURCHASER OR THE SELLERS AT THE ADDRESS SET FORTH IN SECTION 9.1.

         Section 9.13 Amendments. This Agreement may be amended, supplemented or otherwise modified from time to time by the mutual written agreement of the Company, on behalf of itself and the other Sellers, on the one hand, and Purchaser, on the other; provided, however, that there shall not be made any amendment that by applicable Law requires further approval of the shareholders of Sellers without the further approval of such shareholders.

         Section 9.14 Extension; Waiver. At any time prior to the Closing, any party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements, covenants or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its duly authorized representative.

                                     SELLERS

                                        THE HARVEY ENTERTAINMENT COMPANY, a
                                        California corporation


                                        By:    /s/ Roger A. Burlage
                                              ---------------------------------
                                        Name:  Roger A. Burlage
                                              ---------------------------------
                                        Title: Chief Executive Officer
                                              ---------------------------------


                                        HARVEY COMICS, INC., a New York
                                        corporation


                                        By:    /s/ Roger A. Burlage
                                              ---------------------------------
                                        Name:  Roger A. Burlage
                                              ---------------------------------
                                        Title: Chief Executive Officer
                                              ---------------------------------


                                        BHP PRODUCTIONS, INC., a California
                                        corporation


                                        By:    /s/ Monique Green
                                              ---------------------------------
                                        Name:  Monique Green
                                              ---------------------------------
                                        Title: Chairman
                                              ---------------------------------


                                        PURCHASER

                                        CLASSIC MEDIA, LLC, a Delaware
                                        limited liability company


                                        By:    /s/ Eric Ellenbogen
                                               ---------------------------------
                                        Name:  Eric Ellenbogen
                                               ---------------------------------
                                        Title: President/Chief Executive Officer
                                               ---------------------------------

                                   APPENDICES

Appendix A        Certain Definitions


                                    EXHIBITS

Exhibit A         Form of Settlement and Release of Claims
Exhibit B         Forms of Legal Opinions of Counsel to Sellers
Exhibit C         Forms of Legal Opinions of Counsel to Purchaser


                                    SCHEDULES

Schedule 1.1A                    Certain Entertainment Related Assets
Schedule 1.1B                    PM Entertainment Animated Properties
Schedule 1.1(c)                  Assigned Contracts
Schedule 1.2(b)                  Retained License Agreements
Schedule 1.2(c)                  Retained Receivables
Schedule 3.3                     No Conflicts
Schedule 3.4                     Consents and Approvals
Schedule 3.6                     Title to Assets
Schedule 3.6(b)                  Applicable Guild Liens
Schedule 3.7(a)                  Exceptions to Entertainment Related Assets
Schedule 3.7(b)(i)               Copyright Registrations
Schedule 3.7(b)(ii)              Trademarks
Schedule 3.7(b)(iii)             Physical Properties Schedule
Schedule 3.7(c)                  Infringement
Schedule 3.7(e)                  Participation Rights
Schedule 3.7(f)                  Assignment of Assigned Contracts
Schedule 3.7(g)                  Exceptions to Assigned Contracts
Schedule 3.9                     Absence of Material Changes
Schedule 3.10                    Taxes
Schedule 3.11                    Litigation
Schedule 3.12                    Insurance
Schedule 3.16                    Employee Benefit Plans

                                   APPENDIX A

                               CERTAIN DEFINITIONS


         In addition to the terms defined in this Agreement, the following terms have the meanings indicated below:

         "Acquisition Agreements" shall mean any and all material agreements pursuant to which any Seller, any Affiliate of Sellers or any of its or their predecessors-in-interest licensed, acquired or purchased from any other Person any Entertainment Related Assets or was granted the right to act as a sales agent or to administer, sell or otherwise exploit any Entertainment Related Assets.

         "Affiliate" shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, such Person, (b) any other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of such Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option, warrant or other convertible security) of such Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

         "Agreement" shall mean this Agreement, including (unless the context otherwise requires) the Appendices, Exhibits and the Schedules, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

         "Characters" shall mean the characters listed in Schedule 1.1A, any other derivative or related characters, and all other characters, whether existing or in development, created, owned or controlled by any Seller or any of its Affiliates.

         "Chase" shall mean The Chase Manhattan Bank, as Administrative Agent under the Chase Credit Agreement.

         "Chase Credit Agreement" shall mean the Credit, Security, Guaranty and Pledge Agreement, dated as of April 3, 2000, among the Company, the "Guarantors" referred to therein, the "Lenders" referred to therein and Chase, as agent for the Lenders (in such capacity, the "Administrative Agent") and as issuer of letters of credit.

         "Chase Lien" shall mean the Liens granted to Chase, as Administrative Agent, under the Chase Credit Agreement.

         "Company Common Stock" means the Class A Common Stock, no par value per share, of the Company.

         "Confidentiality Agreement" shall mean the Confidentiality Agreement dated June 20, 2000, between the Company and Purchaser.

         "Development Projects" shall mean the television, motion picture, direct-to-video, Internet and other projects in development by Sellers and listed or described on Schedule 1.1A.

         "Entertainment Assets" shall mean, collectively:

                  (i) All of the Characters and all motion pictures, television productions, Videogram productions, animated productions, CD-ROMs, DVDs and other interactive and/or multimedia products, songs, musical compositions, recordings, phonorecords, books, publications, Literary Properties, the Physical Properties, items of merchandise and similar properties, or any products or projects in development relating to any of the foregoing, whether or not featuring any of the Characters, in or to which any Seller or any of its Affiliates has any Rights;

                  (ii) All technology and resources (other than Sellers' employees), whether owned or licensed, used in connection with the operation of all web sites related to the Entertainment Related Assets (the "Sites"), including, without limitation: all computer software (including all source code, object code, firmware, development tools, files, records and data and all media on which any of the foregoing is recorded) related thereto; all computer and networking hardware including servers, routers and storage devices; all contracts or agreements, including, without limitation, ISP agreements, hosting agreements, service agreements and maintenance agreements; all techniques, methods, applications and other technology relating to the Sites; the Uniform Resource Locators ("URL"), domain names, brands, logos, trademarks, service marks and other names used in or in connection therewith; the Site user interface and all rights therein; all derivative works of any of the foregoing; and any reference materials or other documentation, whether in printed or machine readable form relating to the operation of the Site; and

                  (iii)    All Development Projects.

         "Entertainment Related Assets" shall mean, collectively, (a) the Entertainment Assets, the Assigned Contracts and the Rights; (b) all properties and things of value pertaining to the Rights and the Entertainment Assets; (c) all rights under the Assigned Contracts; (d) all files, books, copyright reports and records (including, without limitation, financial books and records) and all contracts, agreements, assignments, documents or other papers, including originally executed copies of such contracts, agreements, assignments, documents or other papers, respecting the Entertainment Assets and the amounts payable under License Agreements, Guild Payments and Royalties and Participations; (e) all data bases and any other information in an electronic format of any Seller and any of its Affiliates respecting the Entertainment Assets, amounts payable under License Agreements, Guild

Payments and Royalties and Participations and all unexploited Rights; and (f) all Liens in favor of any Seller or any of its Affiliates granted, conveyed or assigned under any of the Assigned Contracts, including, without limitation, in each of clauses (a) through (f), those listed on Schedule 1.1A.

         "Escrow Holder" shall have the meaning set forth in the Escrow
Agreement.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time.

         "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, Nasdaq quotation service and the National Association of Securities Dealers.

         "Guild Payments" shall mean the obligations payable by any Seller or any of its Affiliates pursuant to guild agreements or collective bargaining agreement in connection with the distribution and exploitation of the Entertainment Assets.

         "Harvey Domain Names" shall mean the Internet domain names listed on
Schedule 3.7(b)(ii), together with the goodwill of Sellers symbolized thereby.

         "Income Tax" shall mean any income, alternative or add-on minimum tax (including taxes under Section 59A of the Internal Revenue Code), gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of each Seller or any affiliated, consolidated, combined, unitary or similar group of which each Seller is or was a member or any contract.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Law" or "Laws" shall mean any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law, whether in the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "License Agreements" shall mean all agreements entered into by any Seller, any of its Affiliates or any of its predecessors-in-interest, including, without limitation, those agreements executed prior to the date hereof, pursuant to which any Seller, any of its

Affiliates or any of its predecessors-in-interest licensed, sold or granted any Rights to any other Person, or otherwise relating to the exploitation of any Entertainment Related Assets.

         "Liens" shall mean any lien (statutory or otherwise), mortgage, pledge, security interest, easement, license, charge, option, adverse claim or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state law.

         "Literary Properties" shall mean any and all underlying literary, dramatic or other works (whether published or unpublished), screenplays, teleplays, stories, adaptations, scripts, treatments, scenarios and any and all other literary or dramatic materials of any kind on which the Entertainment Assets are based or which were written for or included in the Entertainment Assets.

         "Losses" shall mean any and all claims, demands, losses, damages, obligations, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, settlement costs and any expenses for investigating or defending any actions or threatened actions.

         "Material Adverse Change" or "Material Adverse Effect" shall mean any event, matter, condition or circumstance that has or would have a material adverse effect on the ability of Purchaser to own, use, market, license or otherwise exploit, or materially restrict Purchaser from owning, using, marketing, licensing or otherwise exploiting, (i) the Characters or other Entertainment Related Assets taken as a whole or (ii) any of the following Characters, each taken separately: Casper, Richie Rich, Wendy, Baby Huey, Hot Stuff or Bunny; provided, however, that a Material Adverse Change or Material Adverse Effect shall exclude any change that is directly attributable to conditions affecting the entertainment media industry generally.

         "Other Tax" shall mean any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) as the context requires.

         "Person" means any individual, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union or association, or any Governmental or Regulatory Authority.

         "Physical Properties" shall mean any and all physical film, sound and other physical properties, manifestations and elements of or relating to the Entertainment Related Assets, or any of them, and all versions thereof, in whatever state of completion, that are owned or controlled by any Seller or any Affiliate of Sellers or to which any Seller or any Affiliate of Sellers has access, including, without limitation, all prints, negatives, duplicating negatives, interpositives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, foreign language dubbed and titled versions, prints and negatives of stills, trailers and television spots, animation cells, memorabilia, comic books, posters, promos and other advertising and publicity materials of all kinds, licensing and merchandising samples, reels, cuts, trims, outtakes and stock footage, bibles, treatments, screenplays and scripts.

         "Rights" shall mean all rights of every kind and nature in and to the Entertainment Assets and the right to distribute, market, license, assign, transfer, sell and otherwise exploit the Entertainment Assets and said rights throughout the universe in perpetuity by all manners and means and in all media whether now known or hereafter created or devised, including, without limitation:

                  (a) the right to distribute, exhibit, exploit and market the Entertainment Assets by all means and methods, now known or hereafter devised and in all markets or media and territories, including, without limitation, theatrically, non-theatrically, by all means of television (including, without limitation, free over-the-air telecasts by any television stations or superstations and/or by means of pay or subscription television of any kind including, without limitation, basic cable, pay cable, pay-per-view, satellite transmissions and by any other technology or device for the transmission and/or reception of television, whether now known or hereafter created or devised), on-line over the Internet, World Wide Web and other computer networks, by CD-ROMs, DVDs and other interactive and/or multimedia devices, on Videograms, video on demand, near-video on demand and any other means, methods or devices now known or hereafter created or devised, and to perform and otherwise use and deal with the Entertainment Assets (including the soundtracks thereof and/or any part(s) thereof), on film, tapes, digital reproductions and/or transmissions and other manners or media of any size or kind, publicly and privately, for any uses or purposes;

                  (b) the right to advertise, promote and publicize the Entertainment Assets by any and every means and in every medium, including the use of synopses of or brief excerpts from the Entertainment Assets, the Literary Properties on which the Entertainment Assets are based, the music and dialogue of the Entertainment Assets, and the names, voices, likenesses and biographies of the cast, director, producer, writers, composers, music performers and other personnel or entities rendering services on or connected with the Entertainment Assets, to the fullest extent possible;

                  (c) the right to make and exploit English language and foreign versions (meaning versions in every other language) of the Entertainment Assets (including dubbed and subtitled versions);

                  (d) the right to make such changes in the Entertainment Assets and the titles thereof (including cutting, re-editing, rescoring, and photographing and recording new material) from time to time as any Seller or any of its Affiliates may deem to be necessary or desirable, including, without limitation, colorization rights, changes required by censorship authorities, changes for purposes of reissue, television, or substandard release, shorter versions, and changes designed to improve exhibition or audience reception of the Entertainment Assets;


                  (e) the right to authorize the exhibition of segments of the Entertainment Assets and to authorize the exhibition of the Entertainment Assets in two or more segments;

                  (f) the right to use the names, trademarks, service marks, trade names, logos and brands of any Seller, any of its Affiliates and/or any of its subdistributors or licensees on and in relation to the Entertainment Assets for the purpose of indicating on the Entertainment Assets or otherwise that any Seller or any of its Affiliates is the distributor of the Entertainment Assets;

                  (g) the right to perform, copy, record, rerecord, produce, reproduce and/or synchronize all music and musical compositions created for, purchased for or used in connection with the Entertainment Assets in all media either separately (including, without limitation soundtrack albums and singles) or as part of and in connection with the exhibition of the Entertainment Assets, and as part of and in connection with the exhibition of trailers and other advertising and publicity of or relating to the Entertainment Assets to publish any and all of said music and musical compositions and to exercise any and all other rights of every kind and nature in and to such music and musical compositions, including, without limitation, the right to edit, alter, record new music and audio material and replace existing musical and audio material;

                  (h) the right to produce, distribute, exhibit and broadcast, by all manner and means, trailers, spots and promos and excerpts from the Entertainment Assets for the purpose of advertising, publicizing or exploiting the Entertainment Assets;

                  (i) the right to use the present titles of the Entertainment Assets or any other title or titles as the titles of the Entertainment Assets;

                  (j) the right to authorize television stations to broadcast commercial advertising and other announcements during or between the telecasting of segments of the Entertainment Assets and during, before and after telecasting the Entertainment Assets;

                  (k) all collateral, allied, ancillary and subsidiary rights of every kind and nature in and to the Entertainment Assets and the Literary Properties, whether now known or hereafter created or devised (e.g., merchandising, commercial tie-up, novelization and print and electronic publishing rights);

                  (l) the right in perpetuity to use all existing names, credits, logos, trademarks and titles contained in or incorporated into the Entertainment Assets, trailers, positive prints, preprint materials and video masters of the Entertainment Assets and advertising and publicity materials relating to the Entertainment Assets, including without limitation the names, credits, logos and trademarks of any Seller, any of its Affiliates and/or any of its predecessors-in-interest of any of the foregoing and of the licensees and subdistributors of the foregoing;

                  (m) all sequel, prequel, remake, series, miniseries spinoff (generic and planted) and other production rights, both with respect to the Entertainment Assets and the Literary Properties;

                  (n) all worldwide copyrights and rights of a copyright proprietor, together with all related registrations, renewals and extensions, and all worldwide trademarks, service marks, tradenames, domain names and logos, together with all related registrations, renewals, extensions and goodwill, and all rights to apply for, extend and renew such copyrights, trademarks, service marks and domain names, including, without limitation, all rights to the "Harvey" and "Harvey Entertainment" name in whatever form, together with all related goodwill.

         "Royalties and Participations" shall mean the amounts payable by any Seller or any of its Affiliates under the Acquisition Agreements to Persons that granted rights in the Entertainment Assets to any Seller or any of its Affiliates under the Acquisition Agreements, or the amounts payable by any Seller or any of its Affiliates under the Underlying Agreements to Persons that rendered services in connection with the development and/or production of the Entertainment Assets, the payment of which is contingent upon and payable only to the extent of the receipt by any Seller or any of its Affiliates of revenues from the exploitation of the Entertainment Assets.

         "SEC" means the Securities and Exchange Commission or any successor agency.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Series A Preferred Stock" means the Series A Convertible Preferred Stock, no par value per share, of the Company.

         "Series B Preferred Stock" means the Series B Convertible Preferred Stock, no par value per share, of the Company.

         "Subsidiary" shall mean, with respect to any Person, any other Person of which more than fifty percent (50.0%) of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. When used in this Agreement or the other Transaction Documents, the term "Subsidiary" shall mean a Subsidiary of the Company, unless the context otherwise requires.

         "Tax" or "Taxes" shall mean Income Tax or Other Tax, as the case may be.

         "Tax Returns" shall mean any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

         "Taxing Authority" shall mean any Governmental or Regulatory Authority having or purporting to exercise jurisdiction with respect to any Tax.

         "Transaction Documents" shall mean this Agreement, the Settlement and Release of Claims, the Instrument of Assignment and Assumption, the Joint Escrow Directions and each and every other agreement, instrument or other document contemplated hereby, related hereto or required to be executed and delivered in connection herewith, provided that the term Transaction Documents shall not include the Letter of Intent or the Escrow Agreement.

         "Underlying Agreements" shall mean any and all agreements with writers, directors, producers, actors, composers, animators, designers, artists or other Persons (or any of their loan-out companies) who rendered or furnished rights and/or services or otherwise participate or participated in the preparation or production of Entertainment Assets, and/or under or pursuant to which any Seller, any Affiliate of Sellers or any of its or their predecessors-in-interest acquired any rights in or to any Entertainment Related Assets, Literary Properties and/or music for or in connection with the Entertainment Assets.

         "Videograms" shall mean any and all forms of videocassette, videodisc, video cartridge, tape, phonogram or other similar device now known or hereafter devised and designed primarily for home use in conjunction with a reproduction apparatus that causes a visual image (whether or not synchronized with sound) to be seen on the screen of a television receiver or any comparable device now known or hereafter devised.

                                OTHER DEFINITIONS


"AAA".......................................................  Section 9.12(a)
"Acquisition"...............................................  Recitals
"Assigned Contracts"........................................  Section 1.1(c)
"Assigned Receivables"......................................  Section 1.1(d)
"Assigned Receivables Collection Amount"....................  Section 2.3
"Assumed Liabilities".......................................  Section 1.3
"August 24 Letter of Intent"................................  Recitals
"BHP".......................................................  Preamble
"Closing Date"..............................................  Section 1.3
"Closing"...................................................  Section 1.3
"Company"...................................................  Preamble
"Deposit"...................................................  Recitals
"Employee Benefit Plan".....................................  Section 3.16
"ERISA".....................................................  Section 3.16
"ERISA Affiliate"...........................................  Section 3.16
"Escrow Agreement"..........................................  Recitals
"Escrow Funds"..............................................  Section 8.3(b)
"Harvey Entertainment Assets"...............................  Section 1.1
"Harvey Entertainment Business".............................  Recitals
"Harvey Sale Transaction"...................................  Section 5.3
"HCI".......................................................  Preamble
"Indemnified Party".........................................  Section 7.4
"Indemnifying Party"........................................  Section 7.4
"Instrument of Assignment and Assumption"...................  Section 6.2(e)(iv)
"Joint Escrow Directions"...................................  Section 2.2(a)
"Mischel Settlement Agreement"..............................  Section 1.2(k)
"Other Filings".............................................  Section 5.5(b)
"Permitted Liens"...........................................  Section 3.6(a)
"Physical Properties Schedule"..............................  Section 3.7(b)
"PM Entertainment"..........................................  Section 1.2(a)
"PM Entertainment Characters"...............................  Recitals
"Proration Adjustment"......................................  Section 2.4
"Proxy Statement"...........................................  Section 5.5(a)
"Purchase Price"............................................  Section 2.1
"Purchaser Indemnified Persons".............................  Section 7.3
"Purchaser Material Breach".................................  Section 8.1(d)
"Purchaser".................................................  Preamble
"Restraints"................................................  Section 6.1(b)
"Retained Assets"...........................................  Section 1.2
"Retained Liabilities"......................................  Section 1.4
"Retained Receivables"......................................  Section 1.2(c)
"Seller Indemnified Persons"................................  Section 7.2
"Seller Material Breach"....................................  Section 8.1(c)(i)
"Seller" or "Sellers".......................................  Preamble

"Sellers' knowledge," "knowledge of Sellers" or
"to the best knowledge of Sellers"..........................  Section 9.11
"Settlement and Release of Claims"..........................  Section 6.2(e)(v)
"Swen"......................................................  Section 5.12

                                    EXHIBIT A


                                     FORM OF
                            SETTLEMENT AGREEMENT AND
                            MUTUAL RELEASE OF CLAIMS


         THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS is effective as of the ___ day of ___________ 2001 (this "Agreement and Release"), by and between THE HARVEY ENTERTAINMENT COMPANY, a California corporation ("Harvey"), and CLASSIC MEDIA, LLC, a Delaware limited liability company ("Classic" or "Purchaser").

                                 R E C I T A L S

         A. Harvey and certain of its Affiliates (collectively, "Sellers"), on the one hand, and Classic, on the other, have entered into an Asset Purchase and Sale Agreement dated as of March 6, 2001 (the "Asset Purchase Agreement"), pursuant to which Sellers agreed to sell, assign and transfer to Purchaser, and Purchaser agreed to purchase from Sellers, all assets, properties and rights owned or held by Sellers and used in the conduct of the Harvey Entertainment Business, all on the terms and subject to the conditions set forth therein. Unless otherwise indicated, capitalized terms used in this Agreement and Release have the meanings set forth in the Asset Purchase Agreement.

         B. Harvey and Classic entered into a Letter of Intent dated August 24, 2000 (as amended by an amendment to Letter of Intent dated September 28, 2000, the "LOI"), which sets forth, among other things, the principal terms with respect to a proposed investment transaction in which Classic would purchase shares of a newly designated series of preferred stock of Harvey.

         C. In addition, Harvey, Classic and Sidley & Austin, as escrow holder (in such capacity, the "Escrow Holder"), entered into an Escrow Agreement dated as of August 24, 2000 (the "Escrow Agreement"), pursuant to which Classic deposited with the Escrow Holder the aggregate amount of $1,000,000 (together with an additional deposit of $500,000 made by Classic pursuant to the Asset Purchase Agreement and all accretions thereto, interest and dividends earned or accrued thereon, and any property substituted therefor, the "Escrow Funds") to be held and disbursed by the Escrow Holder in accordance with the terms set forth therein and in the LOI.

         D. Classic previously terminated the LOI, and Harvey and Classic have each made claims against one another with respect to alleged breaches or defaults under the LOI. Furthermore, Harvey and Classic have each filed with the Escrow Holder claims notices and objection notices under the Escrow Agreement regarding its entitlement to the Escrow Funds.

         E. Pursuant to the terms of the Asset Purchase Agreement, the Escrow Funds are being [refunded to Classic/released to the Company] and, in connection therewith, the parties intend to settle and conclude any and all claims and disputes relating to the parties' performance under the LOI and the Escrow Agreement, all on the terms and subject to the conditions set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1.       Mutual Release.

                  (a)      Release of Classic Parties.

                  Except as expressly set forth in this Agreement and Release, Harvey, for itself and its predecessors, successors, heirs, assigns, executors, administrators, agents, employees, partners, officers, directors, shareholders, representatives, attorneys, insurers, affiliates, subsidiaries, parents and sister companies, and all persons acting by, under, through or in concert with any of them (collectively, the "Harvey Parties"), do hereby fully release and forever discharge Classic and its predecessors, successors, heirs, assigns, executors, administrators, agents, employees, partners, officers, directors, shareholders, representatives, attorneys, insurers, affiliates, subsidiaries, parents and sister companies, and all persons acting by, under, through or in concert with any of them (the "Classic Parties"), from and against any and all claims, damages, actions, causes of action, claims of indemnity, claims of contribution, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs and expenses and charges of whatsoever nature, whether at law or in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, fixed or contingent, which the Harvey Parties (or any of them) now have or claim to have, or at any time heretofore had or claimed to have, against the Classic Parties (or any of them) based upon, or by reason of, in whole or in part, the performance or non-performance by Classic of its obligations under the LOI or the Escrow Agreement; provided, however, that nothing contained in this Section 1(a) shall be construed or otherwise be deemed to release or otherwise discharge Classic or any other Classic Party from any of its obligations, liabilities or commitments under, or in connection with, the Asset Purchase Agreement, the agreements, instruments or other documents executed and delivered in connection therewith (including, without limitation, the Transaction Documents), or the consummation of the transactions contemplated thereby.

                  (b)      Release of Harvey Parties.

Except as expressly set forth in this Agreement and Release, the Classic Parties do hereby fully release and forever discharge the Harvey Parties from and against any and all claims, damages, actions, causes of action, claims of indemnity, claims of contribution, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs and expenses and charges of whatsoever nature, whether at law or in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, fixed or contingent, which the Classic Parties (or any of them) now have or claim to have, or at any time heretofore had or claimed to have, against the Harvey Parties (or any of them) based upon, or by reason of, in whole or in part, the performance or non-performance by Harvey of its obligations under the LOI or the Escrow Agreement; provided, however, that nothing contained in this Section 1(b) shall be construed or otherwise be deemed to release or otherwise discharge Harvey or any other Harvey Party from any of its obligations, liabilities or commitments under, or in connection with, the Asset Purchase Agreement, the agreements, instruments or other documents executed and delivered in connection therewith (including, without limitation, the Transaction Documents), or the consummation of the transactions contemplated thereby.

                  (c)      Release of Escrow Holder.

                  Except as expressly set forth in this Agreement and Release, the Classic Parties and the Harvey Parties do hereby fully release and forever discharge the Escrow Holder from and against any and all claims, damages, actions, causes of action, claims of indemnity, claims of contribution, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs and expenses and charges of whatsoever nature, whether at law or in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, fixed or contingent, which the Classic Parties (or any of them) or the Harvey Parties (or any of them) now have or claim to have, or at any time heretofore had or claimed to have, against the Escrow Holder based upon, or by reason of, in whole or in part, the performance or non-performance by the Escrow Holder of its obligations under the Escrow Agreement.

                  2.       Unknown Claims and Waiver of Civil Code Section 1542.

                  Each party acknowledges and agrees that this Agreement and Release applies to all claims for damages, actions, causes of action, claims of indemnity, claims of contribution, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs and expenses and charges of whatsoever nature, whether at law or in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, that each may have against the other with respect to the matters being released under
Section 1. In addition, each party hereby acknowledges that it has had the benefit of counsel, has been advised of, understands, and knowingly and specifically waives the provisions of Section 1542 of the California Civil Code (and any similar statute, code, law or regulation of any state in the United States), to the fullest extent that they may waive such rights and benefits.
Section 1542 of the California Civil Code provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                  Each party acknowledges that the significance and consequence of this waiver of Section 1542 of the California Civil Code is that even if it should eventually suffer additional damages arising out of the facts referred to in this Agreement and Release, it will not be able to make any claim for those damages. Furthermore, each party acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this Agreement and Release but which the party does not know exist, and which, if known, would materially affect the party's decision to execute this Agreement and Release.

                  3.       Covenant Not to Sue.

                  Harvey, for itself and the other Harvey Parties, and Classic, for itself and the other Classic Parties, covenant and agree that neither it nor any of its affiliates will initiate or commence any legal action, suit or other proceeding, at law or in equity, against the other based, in whole or in part, on any claims, demands, claims of indemnity, claims of contribution, liabilities, judgments, contracts, agreements, rights, debts, obligations, costs or expenses arising out of or relating to the matters being released under
Section 1. This Section 3 may be pleaded as a full and complete defense to any legal action, suit or other proceeding initiated or commenced by or on behalf of either party as provided above.

                  4.       No Admission; Liability Under this Agreement and
Release.

                  This Agreement and Release is not an admission of liability. The purpose of this Agreement and Release is to settle claims which are disputed and contested, or are potential, and this Agreement and Release is the result of a compromise over such disputed or contested claims. Nothing contained herein shall be deemed an admission of any kind to any other party. In addition, the parties recognize and acknowledge that this Agreement and Release is not intended to and shall not release any party from any liability or damage caused by, related to or arising out of such party's failure or refusal to perform the acts required to be performed by it under this Agreement and Release in accordance with the terms hereof.

                  5.       Authority.

                  Each party hereby represents and warrants that it has the exclusive right and authority to execute this Agreement and Release on behalf of itself and its affiliates and has not sold, assigned, transferred or otherwise disposed of any interest in any claims released hereby.

                  6.       Succession.

                  Subject to the provisions otherwise contained in this Agreement and Release, this Agreement and Release shall inure to the benefit of and be binding upon the parties, their affiliates and their respective successors and assigns.

                  7.       Waiver; Amendment.

                  Any of the terms and conditions of this Agreement and Release may be waived at any time by the party entitled to the benefit thereof, but only by a writing signed by that party, and no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition thereof. The provisions of this Agreement and Release may be amended or modified at any time by a writing signed by the party or parties against whom enforcement of such amendment or modification is sought.

                  8.       Representation by Counsel.

                  This Agreement and Release has been carefully read by the parties and the contents hereof are known and understood by the parties. The parties have each received independent legal advice from attorneys of their choice with respect to the preparation, review and advisability of executing this Agreement and Release. Prior to the execution of this Agreement and Release by each party, the party's attorney has reviewed this Agreement and Release and each party acknowledges that it has executed this Agreement and Release after independent investigation and without fraud, duress or undue influence.

                  9.       Captions; Rules of Construction.

                  The captions contained in this Agreement and Release are for convenience of reference only and are not be considered in construing or interpreting this Agreement and Release. Section, paragraph, clause, recital or party references are to this Agreement and Release unless otherwise stated. Each party and its counsel have reviewed this Agreement and Release and agree that they have participated in the drafting hereof and that each party has agreed to the language contained herein and has had the opportunity to make all changes and alterations desired. The parties agree that any rule of construction to the effect that ambiguities in the interpretation of this Agreement and Release or any amendment hereto are to be resolved against the drafting party, including, without limitation, Section 1654 of the California Civil Code, shall not apply to the interpretation of this Agreement and Release.

                  10.      Attorneys' Fees.

                  In any action, suit, arbitration or other proceeding in connection with this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by such prevailing party.

                  11.      Severability.

                  If any provision of this Agreement and Release is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and Release which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

                  12.      Governing Law.

                  The rights and obligations of the parties under, and the interpretation and performance of, this Agreement and Release shall be governed by the laws of the State of California, without regard to choice of law or conflict of laws principles.

                  13.      Parties in Interest.

                  Nothing contained in this Agreement and Release, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement and Release on any persons other than the parties and their respective successors and assigns, nor is anything contained in this Agreement and Release intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third persons any right of subrogation or action over against any party.

                  14.      Counterparts.

                  This Agreement and Release may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  15.      Arbitration.

                  Any and all claims, controversies and disputes arising out of this Agreement and Release shall be finally settled by arbitration in accordance with the procedures set forth in Section 9.12 of the Asset Purchase Agreement.

                  16.      WAIVER OF TRIAL BY JURY.

                  EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND RELEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES THE ACTION, SUIT, PROCEEDING OR COUNTERCLAIM.

                  IN WITNESS WHEREOF, the parties have caused this Agreement and Release to be executed and delivered as of the first date written above.

                                          COMPANY

                                          THE HARVEY ENTERTAINMENT COMPANY,
                                          a California corporation



                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------


                                          CLASSIC

                                          CLASSIC MEDIA, LLC, a Delaware limited
                                          liability company



                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                    EXHIBIT B

                                    FORMS OF
                      LEGAL OPINIONS OF COUNSEL TO SELLERS


         1. Each Seller is duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own, operate and lease its assets and properties and to conduct its business as it is currently being conducted.

         2. Each Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under the Asset Purchase Agreement and the other Transaction Documents to which it is a party and to consummate the Acquisition and the other transactions contemplated thereby. All action on the part of each Seller necessary to execute, deliver and perform its obligations under the Asset Purchase Agreement and the other Transaction Documents to which it is a party and to consummate the Acquisition and the other transactions contemplated thereby has been duly and validly taken.

         3. The Asset Purchase Agreement and each other Transaction Document to which each Seller is a party has been duly and validly authorized, executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms thereof.

         4. Neither the execution, delivery or performance by each Seller of the Asset Purchase Agreement or the other Transaction Documents to which it is a party, nor the consummation by any Seller of the Acquisition and the other transactions contemplated thereby will violate any provision of the charter or bylaws of any Seller, as currently in effect, or violate or contravene any Laws applicable to any Seller that, in such counsel's experience, are generally applicable to transactions of the type contemplated by the Transaction Documents.

         5. No consent, approval, authorization or permit of, or filing with or notice to, any Governmental or Regulatory Authority is required in connection with the execution, delivery or performance by any Seller of the Asset Purchase Agreement and the other Transaction Documents or the consummation of the Acquisition or the other transactions contemplated thereby, other than those that have been obtained, waived or made prior to or on the date hereof and other than those the absence of which would not have a material adverse effect on the ability of Sellers to perform their respective obligations under the Transaction Documents.

         Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers of Sellers or appropriate governmental officials and may contain such exceptions and qualifications as are customary under the circumstances.

                                    EXHIBIT C

                                     FORM OF
                        OPINIONS OF COUNSEL FOR PURCHASER

         1. Purchaser is a duly formed limited liability company and is existing in good standing under the laws of the State of Delaware and has the limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business as it is currently being conducted.

         2. Purchaser has the requisite limited liability power and authority to execute, deliver and perform its obligations under the Asset Purchase Agreement and the other Transaction Documents to which it is a party and to consummate the Acquisition and the other transactions contemplated thereby.

         3. The Asset Purchase Agreement and each other Transaction Document to which Purchaser is a party has been duly and validly authorized by Purchaser, and the Asset Purchase Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each other party thereto, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         4. Neither the execution, delivery or performance by Purchaser of the Asset Purchase Agreement or the other Transaction Documents to which it is a party, nor the consummation by Purchaser of the Acquisition and the other transactions contemplated thereby will violate any provision of the certificate of formation or operating agreement of Purchaser, as currently in effect, or will violate or contravene any Laws applicable to Purchaser that, in such counsel's experience, are generally applicable to transactions of the type contemplated by the Transaction Documents, other than violations and contraventions that would not have a material adverse effect on the ability of Purchaser to perform its obligations under the Transaction Documents.

         5. No consent, approval, authorization or permit of, or filing with or notice to, any Governmental or Regulatory Authority is required on the part of Purchaser in connection with the execution, delivery or performance by Purchaser of the Asset Purchase Agreement and the other Transaction Documents or the consummation by Purchaser of the Acquisition or the other transactions contemplated thereby, other than those that have been obtained, waived or made prior to or on the date hereof and other than those the absence of which would not have a material adverse effect on the ability of Purchaser to perform its obligations under the Transaction Documents.

         Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers of Purchaser or appropriate governmental officials and may contain such exceptions and qualifications as are customary under the circumstances.